UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CASELLA WASTE SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

CASELLA WASTE SYSTEMS, INC.

25 Greens Hill Lane

Rutland, Vermont 05701

NOTICE OF THE 2022 ANNUAL MEETING OF STOCKHOLDERS

To be Held on Thursday, June 2, 2022

The 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”) of Casella Waste Systems, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), will be conducted online via live webcast at www.meetnow.global/M5JNLGU on Thursday, June 2, 2022 at 10:00 a.m. Eastern Time to consider and act on the following matters:

1.	To elect three Class I directors, each to serve for a term expiring at the 2025 Annual Meeting of Stockholders;

2.

To approve, in an advisory “say-on-pay” vote, the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in this proxy statement;

3.	To ratify the appointment of RSM US LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2022; and

4.	To transact such other business as may properly come before the 2022 Annual Meeting and any postponement, adjournment, rescheduling or continuation thereof.

The 2022 Annual Meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively online via live webcast at www.meetnow.global/M5JNLGU. There will not be a physical meeting location, and stockholders will not be able to attend the meeting in person. This means that you can attend the 2022 Annual Meeting online, vote your shares during the online meeting and submit questions during the online meeting by visiting the above-mentioned Internet site. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.

We are providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. On or about April 18, 2022, we will begin mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), which contains instructions on how to access our proxy materials and vote online. As more fully described in the Notice, stockholders who receive a Notice may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how stockholders may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis. Stockholders who do not receive a Notice will receive a printed copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically.

Stockholders of record of our Class A common stock and our Class B common stock at the close of business on April 6, 2022, the record date for the 2022 Annual Meeting, are entitled to notice of, and to vote at, the 2022 Annual Meeting or any adjournment thereof. Your vote is important regardless of the number of shares you own. If you are a stockholder of record, you may vote in one of the following ways:

•

Vote over the Internet prior to the 2022 Annual Meeting by going to the website of our tabulator, Computershare Trust Company, N.A., at www.investorvote.com/CWST and following the instructions for internet voting shown on your Notice or your proxy card;

•	Vote by Telephone, by calling 1-800-652-VOTE (8683) and following the recorded instructions;

•

Vote by Mail, if you receive a printed copy of the proxy materials, by completing and signing your enclosed proxy card and mailing it in the enclosed postage prepaid envelope. If you vote over the internet or by telephone, please do not mail your proxy card; or

•	Vote online while virtually attending the 2022 Annual Meeting.

If your shares are held in “street name,” that is, held for your account by a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow to vote your shares.

A list of our registered holders will be available to stockholders of record during the 2022 Annual Meeting at www.meetnow.global/M5JNLGU.

All stockholders are invited to attend the 2022 Annual Meeting online. Whether or not you plan to attend the 2022 Annual Meeting online, we urge you to take the time to vote your shares. Further information about how to attend the 2022 Annual Meeting online, vote your shares online during the meeting and submit your questions online during the meeting is included in the accompanying proxy statement.

By order of the Board of Directors,

April 15, 2022 Rutland, Vermont	John W. Casella Chairman and Chief Executive Officer

PROXY STATEMENT

Forward-Looking Statements

Certain statements contained in this proxy statement, including, but not limited to, the statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, the Company’s financial performance; financial condition; operations and services; prospects; growth; strategies; and anticipated impacts from future or completed acquisitions, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” “will,” “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. The Company cannot guarantee that it actually will achieve the financial results, plans, intentions or expectations disclosed in the forward-looking statements made. Such forward looking statements, and all phases of the Company’s operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in its forward-looking statements. Such risks and uncertainties include or relate to, among other things: the Company may be unable to adequately increase prices or fees to offset increased costs and inflationary pressures, including increased fuel prices; it is challenging to predict the duration and scope of the COVID-19 pandemic and its negative effect on the economy, our operations and financial results; the capping and closure of the Subtitle D landfill located in Southbridge, Massachusetts could result in material unexpected

i

costs; adverse weather conditions may negatively impact the Company’s revenues and its operating margin; the Company may be unable to increase volumes at its landfills or improve its route profitability; the Company may be unable to reduce costs or increase pricing or volumes sufficiently to achieve estimated Adjusted EBITDA and other targets; landfill operations and permit status may be affected by factors outside the Company’s control; the Company may be required to incur capital expenditures in excess of its estimates; the Company’s insurance coverage and self-insurance reserves may be inadequate to cover all of its significant risk exposures; fluctuations in energy pricing or the commodity pricing of its recyclables may make it more difficult for the Company to predict its results of operations or meet its estimates; the Company may be unable to achieve its acquisition or development targets on favorable pricing or at all; the Company may not be able to successfully integrate acquired businesses; and the Company may incur environmental charges or asset impairments in the future. There are a number of other important risks and uncertainties that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in other filings that the Company may make with the Securities and Exchange Commission in the future. The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

ii

CASELLA WASTE SYSTEMS, INC.

25 Greens Hill Lane

Rutland, Vermont 05701

PROXY STATEMENT

for the

2022 ANNUAL MEETING OF STOCKHOLDERS

To be held on Thursday, June 2, 2022

TIME, DATE AND LOCATION OF 2022 ANNUAL MEETING

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Casella Waste Systems, Inc. (the “Company,” “Casella”, “we,” “us” or “our”), for use at the 2022 Annual Meeting of Stockholders to be conducted online via live webcast at www.meetnow.global/M5JNLGU on Thursday, June 2, 2022 at 10:00 a.m. Eastern Time, and at any adjournments, postponements, continuations or reschedulings thereof (the “2022 Annual Meeting”).

The 2022 Annual Meeting will be conducted exclusively online via live webcast, with no physical in-person meeting. At our virtual 2022 Annual Meeting, stockholders will be able to attend, vote and submit questions by visiting www.meetnow.global/M5JNLGU. Further information about how to attend the 2022 Annual Meeting online, vote your shares online during the meeting and submit questions online during the meeting is included in this proxy statement.

We are providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. On or about April 18, 2022, we will begin mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), which contains instructions on how to access our proxy materials and vote online. As more fully described in the Notice, stockholders who receive a Notice may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how such stockholders may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis. Stockholders who do not receive a Notice will receive a printed copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

For the 2022 Annual Meeting of Stockholders to be Held on Thursday, June 2, 2022

This proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2021 (“2021 Annual Report”) are available for viewing, printing and downloading at www.casella.com/2022AnnualMeeting.

A copy of our Annual Report on Form 10-K (including financial statements and schedules) for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission (the “SEC”), except for exhibits, will be furnished without charge to any stockholder upon oral or written request to Casella Waste Systems, Inc., Attn: Investor Relations, 25 Greens Hill Lane, Rutland, Vermont 05701, Telephone: 1-802-775-0325.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are also available on the SEC’s website at www.sec.gov.

PROXY SUMMARY

This summary highlights information that is contained elsewhere in this proxy statement and does not include all of the information that you should consider. You should read the entire proxy statement carefully before voting.

2022 Annual Meeting of Stockholders

Date and Time	Thursday, June 2, 2022 at 10:00 a.m. Eastern Time

Location	Online via live webcast at www.meetnow.global/M5JNLGU

Record Date	April 6, 2022

Voting Matters and Board Recommendations

Item	Proposal	Board Recommendation	Page Number

1	Elect three Class I Directors	FOR each nominee	67

2	Approve, in an advisory “say-on-pay” vote, the compensation of our named executive officers	FOR	69

3	Ratify the appointment of RSM US LLP as the Company’s independent auditors for the fiscal year ending December 31, 2022	FOR	71

4	Transact other business that properly comes before the meeting

2022 Nominees for the Board of Directors

Name	Age	Principal Occupation	Committee Memberships

Michael K. Burke	64	Senior Vice President and Chief Financial Officer, EndoGastric Solutions, Inc.	Audit Committee (Chair) Nominating and ESG Committee

Douglas R. Casella	65	Vice Chairman, Casella Waste Systems, Inc.	None

Gary Sova	68	Former Senior Vice President – Marketing and Sales at Republic Services, Inc.	Audit Committee Compensation and Human Capital Committee

Company Performance Highlights and Execution Against Fiscal 2021 Strategic Plan

Over the last several years, we have performed well against our key strategic initiatives, with this solid execution translating into strong stockholder value creation in the fiscal year ended December 31, 2021 (“fiscal 2021”).

In August 2017, we announced our long-term strategic plan through our fiscal year ended December 31, 2021 (“Fiscal 2021 Plan”). The Fiscal 2021 Plan focused on enhancing stockholder returns by improving cash flows and reducing debt leverage through the following strategic initiatives:

•	Increasing landfill returns by driving pricing in excess of inflation to improve returns and working to maximize capacity utilization.

•	Driving additional profitability in our collection operations through profitable revenue growth and operating efficiencies.

•	Creating incremental value through our Resource Solutions operating segment.

•	Using technology to drive profitable growth and efficiencies through our efforts to update key systems to drive cost efficiencies, customer value, and growth.

•	Allocating capital to balance debt delevering with smart growth through continued capital discipline and selective acquisitions of complementary businesses and assets.

Through a focused effort and disciplined approach, we exceeded the key financial and operational goals set forth within the Fiscal 2021 Plan. Our stock price increased from the date of our announcement of the Fiscal 2021 Plan until December 31, 2021 by more than 400%. In February 2022, we announced our long-term strategic plan through our fiscal year ending December 31, 2024 (the “Fiscal 2024 Plan”). The Fiscal 2024 Plan builds on the Fiscal 2021 Plan and establishes the additional strategic initiative of strengthening the foundational pillars of people, technology, sustainable growth, and facilities.

Strong Execution of Fiscal 2021 Plan

(1)	Peer stocks include Republic Services, Inc., Waste Connections, Inc. and Waste Management, Inc. Performance is measured as total shareholder return from December 31, 2016 to December 31, 2021.

Our execution against our long-term strategy has resulted in strong financial performance and positive total shareholder returns over the last five years. This execution continued into fiscal 2021 with revenues up $114.6 million or 14.8%, net income down $(50.0) million or (54.9%) as the fourth quarter of the fiscal year ended December 31, 2020 (“fiscal 2020”) included a $55.0 million non-recurring benefit to income taxes due to the reversal of a valuation allowance, Adjusted EBITDA* up $32.2 million or 18.8%, Adjusted Operating Income* up $18.6 million or 28.3%, net cash provided by operating activities up $42.8 million or 30.6%, and Adjusted Free Cash Flow* up $26.2 million or 37.9%, from fiscal 2020.

The tables below, in some instances on an adjusted basis to exclude certain items, set forth our financial performance (dollars in millions and as a percentage of revenues):

*

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Income, Adjusted Operating Income Margin and Adjusted Free Cash Flow are non-GAAP financial measures. See Appendix A for additional information regarding non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

Our strong execution against our strategic plan over the last five fiscal years has driven significant stockholder value creation, with our stock price up 588.3% from December 31, 2016 through December 31, 2021.

	December 31, 2016	December 31, 2017	December 31, 2018	December 31, 2019	December 31, 2020	December 31, 2021

Casella Waste Systems, Inc.	$100.00	$185.50	$229.57	$370.91	$499.19	$688.32

Russell 2000	$100.00	$114.65	$102.02	$128.06	$153.62	$176.39

2020 Peer Group (1)	$100.00	$126.02	$134.05	$171.10	$186.06	$264.93

2021 Peer Group (2)	$100.00	$126.37	$134.42	$171.57	$182.62	$259.70

(1)	The 2020 Peer Group is comprised of Waste Connections Inc., Covanta Holding Corp., Waste Management, Inc. and Republic Services, Inc.

(2)

The 2021 Peer Group is comprised of GFL Environmental, Inc., Waste Connections Inc., Waste Management, Inc. and Republic Services, Inc. In fiscal 2021, Covanta Holding Corp., which had been included in the historical Peer Group in the prior year, was acquired and the stock for Covanta Holding Corp., ceased trading. We replaced Covanta Holding Corp. with GFL Environmental, Inc. in our new Peer Group.

Information About Director Nominees and Continuing Directors

The following table provides summary information regarding each director nominee and each continuing director. Detailed information about each director’s background can be found in “Board of Directors – Director Biographies and Qualifications”.

			Committee Membership
Name	Director Since	Class	Audit	Compensation and Human Capital	Nominating and ESG	Key Skills and Experience
Michael K. Burke, 64 Senior Vice President & Chief Financial Officer EndoGastric Solutions, Inc. Independent Director	2008	I	C		M	Financial Expertise Risk Management Strategic Planning
Douglas R. Casella, 65 Vice Chairman Casella Waste Systems, Inc.	1993	I				Solid Waste Operations & Logistics Engineering
Gary Sova, 68 Former Senior Vice President - Marketing and Sales Republic Services, Inc.	2021	I	M	M		Solid Waste Operations Marketing and Sales Strategic Planning
Michael L. Battles, 53 Executive Vice President & Chief Financial Officer Clean Harbors, Inc. Independent Director, Class A Director	2019	II	M		M	Financial Expertise Risk Management Strategic Planning
Joseph G. Doody, 69 Former Vice Chairman Staples, Inc. Lead Director	2004	II				Strategic Planning Marketing and Sales Operations & Logistics
Emily Nagle Green, 64 Former Chairman & Chief Executive Officer Yankee Group Independent Director	2012	II		M	C	Technology Marketing and Sales Strategic Planning
John W. Casella, 71 Chairman & Chief Executive Officer Casella Waste Systems, Inc.	1993	III				Solid Waste Strategic Planning Regulatory/Public Policy
William P. Hulligan, 78 Former President & Chief Operating Officer Progressive Waste Solutions Ltd. Independent Director	2015	III	M	C		Solid Waste Operations & Logistics Regulatory/Public Policy
Rose Stuckey Kirk, 59 Chief Corporate Social Responsibility Officer Verizon Communications Corp. Independent Director	2020	III		M	M	Marketing and Sales Environmental, Social and Governance Technology
C= Chair, M = Member

Executive Compensation Highlights

We maintain an executive compensation program that reflects our corporate strategy and short- and long-term business objectives and that provides performance-based pay that aligns the interests of our executives with those of our stockholders. Our Compensation and Human Capital Committee annually reviews our executive compensation program to ensure continued alignment with our philosophy, corporate strategy, and business objectives.

Our stockholders have shown their support for our executive compensation program as evidenced by a 96.3% favorable “say-on-pay” vote at our 2021 Annual Meeting of Stockholders.

The overall mix of total target compensation for our Chief Executive Officer and our other named executive officers for fiscal 2021 is illustrated in the following charts:

We employ a number of “best practices” with respect to executive compensation design:

WHAT WE DO	WHAT WE DON’T DO

Balance of short- and long-term incentive compensation; favors longer term

Majority of named executive officer pay is performance-based

75% of named executive officer annual equity awards are performance-based

Caps on named executive officer bonus payments

Limited use of perquisites

Executive officer and director stock ownership guidelines

Double-trigger equity vesting at change in control in our 2016 Incentive Plan

Clawback policy with respect to cash and equity incentive-based compensation

Annual “say-on-pay” votes

Independent Compensation and Human Capital Committee advisor

Do not guarantee salary increases or non-performance-based bonuses

Do not permit employees or directors to engage in hedging transactions, short sales of Company securities or the purchase or sale of puts, calls or other derivative securities based on Company securities

Do not provide excise tax gross-ups in future employment agreements

Do not provide excessive perquisites

Do not pay long-term incentive compensation in cash

Do not include evergreen provisions in stock incentive plan

PURPOSES OF THE 2022 ANNUAL MEETING

At the 2022 Annual Meeting, our stockholders will consider and vote upon the following matters:

1.	To elect three Class I directors, each to serve for a term expiring at the 2025 Annual Meeting of Stockholders;

2.

To approve, in an advisory “say-on-pay” vote, the compensation of our named executive officers, as described in the “Compensation Discussion and Analysis,” executive compensation tables and accompanying narrative disclosures in this proxy statement;

3.	To ratify the appointment of RSM US LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2022; and

4.	To transact such other business as may properly come before the 2022 Annual Meeting and any postponement, adjournment, rescheduling or continuation thereof.

All proxies will be voted in accordance with the instructions contained in those proxies. Unless contrary instructions are indicated on the enclosed proxy, all shares of our Class A and Class B common stock represented by valid proxies received pursuant to this solicitation (and that have not been revoked in accordance with the procedures set forth herein) will be voted (a) “FOR” the election of all three director nominees nominated by our Board as set forth in this proxy statement, (b) “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, (c) “FOR” the ratification of the appointment RSM US LLP as our independent auditors for the fiscal year ending December 31, 2022, and (d) in the discretion of the persons named on the proxy card in connection with any other business that may properly come before the 2022 Annual Meeting and any adjournments, postponements, reschedulings or continuations thereof, subject to compliance with Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). At this time, except as otherwise disclosed in this proxy statement, the Board knows of no other business that may properly come before the 2022 Annual Meeting; however, if other matters properly come before the 2022 Annual Meeting, it is intended that the persons named in the proxy will vote thereon in accordance with their best judgment.

IMPORTANT INFORMATION ABOUT THE 2022 ANNUAL MEETING AND VOTING

Q. Why did I receive these proxy materials?	A.

We are providing these proxy materials to you in connection with the solicitation by our Board of proxies to be voted at the 2022 Annual Meeting, to be conducted online via live webcast at www.meetnow.global/M5JNLGU on Thursday, June 2, 2022 at 10:00 a.m. Eastern Time.

Q. What is included in the proxy materials?	A.

The proxy materials include this proxy statement and our 2021 Annual Report, which includes our Annual Report on Form 10-K for fiscal 2021 (the “2021 Form 10-K”). If you receive a paper copy of the proxy materials, a proxy card or voting instruction form are also included.

Q. Why did I receive a “Notice of Internet Availability of Proxy Materials” instead of a full set of printed proxy materials?	A.

Providing access to proxy materials over the Internet helps us lower the cost of holding our annual meeting and saves natural resources. This approach expedites stockholders’ receipt of proxy materials while conserving natural resources and reducing our distribution costs.

On or about April 18, 2022, we are mailing the Notice to our stockholders (except those stockholders who previously requested electronic or paper delivery of proxy materials), which includes instructions as to how stockholders may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials provided in the Notice.

Q. How do I attend and vote at the virtual 2022 Annual Meeting?	A.	The 2022 Annual Meeting will be conducted as a virtual meeting of stockholders. We will host the meeting online via live webcast. The webcast will start at 10:00 a.m. Eastern Time on June 2, 2022.

You are entitled to participate in the 2022 Annual Meeting only if you were a holder of the Company’s shares as of the close of business on April 6, 2022, the record date for the 2022 Annual Meeting. Stockholders will be able to attend the meeting online, vote online during the meeting and submit questions online during the meeting by visiting www.meetnow.global/M5JNLGU. We encourage you to access the 2022 Annual Meeting prior to the start time. Online access will begin at 9:45 a.m. Eastern Time.

If your shares are registered directly in your name (i.e., you hold your shares through our transfer agent, Computershare), you must have your control number, which is located on your proxy card or the Notice, to attend the 2022 Annual Meeting online, vote online during the meeting and submit questions online during the meeting. If you are a registered holder, you are already registered for the meeting.

If you hold your shares in “street name,” meaning they are held for your account by a bank, broker or other nominee, you must register in advance to attend the 2022 Annual Meeting online, vote online during the meeting and submit questions online during the meeting. To register to attend the 2022 Annual Meeting online, you must submit proof of your proxy power (legal proxy) from your bank or broker reflecting your Company holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 27, 2022. You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Requests for registration should be directed to Computershare at the following:

By email: Forward the email from your broker granting you a legal proxy, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail: Computershare

Casella Waste Systems, Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

Q. What if I encounter technical difficulties or have trouble accessing the 2022 Annual Meeting?	A.	The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is no longer supported. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the 2022 Annual Meeting. If you have technical difficulties or trouble accessing the virtual 2022 Annual Meeting at any time after online access commences at 9:45 a.m. Eastern Time, on the date of the 2022 Annual Meeting, please access the support link provided on the meeting website or call 1-888-724-2416 or 1-781-575-2748 for technical assistance.

Q. Why is the 2022 Annual Meeting a virtual, online meeting?	A.	The 2022 Annual Meeting will be a virtual meeting of stockholders where stockholders will participate by accessing a website using the Internet. There will not be a physical meeting location. Our virtual meeting will be governed by our Rules of Conduct, which will be posted at www.meetnow.global/M5JNLGU on the date of the 2022 Annual Meeting. We believe that hosting a virtual meeting will facilitate stockholder attendance and participation at the 2022 Annual Meeting by enabling stockholders to participate remotely from any location around the world. We have designed the virtual annual meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform.

Q. What are the recommendations of the Board?	A.	Our Board unanimously recommends that you vote your shares as follows:
•	“FOR” the election of the three Class I directors nominated by our Board as set forth in this proxy statement;

•	“FOR” the approval, in an advisory “say-on-pay” vote, of the compensation of our named executive officers; and

•	“FOR” the ratification of the appointment of RSM US LLP as our independent auditors for the fiscal year ending December 31, 2022.

Q. Who can vote at the 2022 Annual Meeting and what are the voting rights of such stockholders?	A.	Our Board fixed April 6, 2022 as the record date for the 2022 Annual Meeting. If you were a stockholder of record on the record date, you are entitled to vote (in person or by proxy) all of the shares that you held on that date at the 2022 Annual Meeting and at any postponement, adjournment, rescheduling or continuation thereof.

On the record date, we had 50,650,518 shares of Class A common stock outstanding (each of which entitles its holder to one vote per share) and 988,200 shares of Class B common stock outstanding (each of which entitles its holder to 10 votes per share). Unless indicated otherwise in this proxy statement, we refer to our Class A common stock and our Class B common stock together as our common stock. Holders of our common stock do not have cumulative voting rights.

No securities other than our Class A common stock and Class B common stock are entitled to vote at the 2022 Annual Meeting. Only stockholders of record on April 6, 2022 are entitled to notice of, and to vote at, the 2022 Annual Meeting.

Q. How do I vote?	A.	If your shares are registered directly in your name, you may vote:

(1)

Over the Internet: Go to the website of our tabulator, Computershare Trust Company, N.A., at www.investorvote.com/CWST. Use the vote control number printed on the Notice (or your proxy card) to access your account and vote your shares. You must specify how you want your shares voted or your internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your internet proxy before 11:59 p.m., Eastern Time, on Wednesday, June 1, 2022, the day before the 2022 Annual Meeting, for your proxy to be valid and your vote to count.

(2)

By Telephone: Call 1-800-652-VOTE (8683), toll free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern Time, on Wednesday, June 1, 2022, the day before the 2022 Annual Meeting, for your proxy to be valid and your vote to count.

(3)

By Mail: If you received a printed copy of the proxy materials, complete and sign your proxy card and mail it to Computershare Trust Company, N.A. in the postage prepaid envelope we provided. Computershare Trust Company, N.A. must receive the proxy card by Wednesday, June 1, 2022, the day before the 2022 Annual Meeting, for your proxy to be valid and your vote to count. Your shares will be voted according to your instructions.

(4)

Online while virtually attending the Meeting: If you attend the 2022 Annual Meeting online, you may vote your shares online while virtually attending the 2022 Annual Meeting by visiting www.meetnow.global/M5JNLGU.

A.	If your shares are held in “street name,” meaning they are held for your account by a bank, broker or other nominee, you may vote:

(1)	Over the Internet or by Telephone: You will receive instructions from your bank, broker or other nominee if they permit internet or telephone voting. You should follow those instructions.

(2)	By Mail: You will receive instructions from your bank, broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3)

Online while virtually attending the Meeting: You may vote your shares online while virtually attending the 2022 Annual Meeting by following the instructions as described in the answer to the question above entitled “How do I attend and vote at the virtual 2022 Annual Meeting?”

Q. How will my shares be voted if I do not return my proxy or do not provide specific voting instructions in the proxy card or voting instruction form that I submit?	A.	If your shares are registered directly in your name, your shares will not be voted if you do not vote over the internet prior to the 2022 Annual Meeting, by telephone, by returning your proxy or online while virtually attending the 2022 Annual Meeting. If you submit a proxy card without giving specific voting instructions on one or more matters listed in the Notice, your shares will be voted as recommended by our Board on such matters, and as the proxyholders may determine in their discretion how to vote with respect to any other matters properly presented for a vote at the 2022 Annual Meeting, subject to compliance with Rule 14a-4(c) of the Exchange Act.

If your shares are held in street name at a broker, your broker may under certain circumstances vote your shares on “routine” matters if you do not timely provide voting instructions in accordance with the instructions provided by them. However, if you do not provide timely instructions, your broker does not have the authority to vote on any “non-routine” proposals at the 2022 Annual Meeting and a “broker non-vote” would occur.

Q. What effect do broker non-votes have on the proposals?	A.	Under applicable stock exchange rules, brokers may vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions; however, on matters considered “non-routine,” brokers may not vote shares without their customers’ instruction. Shares that are voted on “routine” proposals by brokers but not on those proposals deemed “non-routine” are referred to as “broker non-votes” with respect to the “non-routine” proposals.

The election of directors (Proposal 1) and the advisory “say-on-pay” vote (Proposal 2) are “non-routine” matters. The ratification of the appointment of our independent auditors (Proposal 3) is a “routine” matter.

We encourage you to provide voting instructions to your bank, broker or other nominee by giving your proxy to them. This ensures that your shares will be voted at the 2022 Annual Meeting according to your instructions.

Q. How will my shares be voted if I mark “Abstain” on my proxy card?	A.	We will count a properly executed proxy card marked “Abstain” as present for purposes of determining whether a quorum is present, but abstentions will not be counted as votes cast for or against any given matter.

Q. Can I change my vote or revoke my proxy?	A.	If your shares are registered directly in your name, you may revoke your proxy or change your vote at any time before the 2022 Annual Meeting. To do so, you must do one of the following:

(1)

Vote over the internet or by telephone prior to the 2022 Annual Meeting as instructed above. Only your latest internet or telephone vote submitted prior to the 2022 Annual Meeting is counted. You may not change your vote over the internet or by telephone after 11:59 p.m., Eastern Time, on Wednesday, June 1, 2022.

(2)	Sign a new proxy and mail it as instructed above. Only your latest dated, valid proxy received by Computershare Trust Company, N.A. by Wednesday, June 1, 2022 will be counted.

(3)

Attend the virtual 2022 Annual Meeting and vote online as instructed above. Attending the virtual 2022 Annual Meeting alone will not revoke your internet vote, telephone vote or proxy, as the case may be.

If your shares are held in street name, you may submit a new, later-dated voting instruction form or contact your bank, broker or other nominee. You may also vote online while virtually attending the 2022 Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you follow the instructions as described in the answer to the question above entitled “How do I attend and vote at the virtual 2022 Annual Meeting?”.

Q. How many shares must be present to hold the 2022 Annual Meeting?	A.

The presence, in person or by proxy, of shares representing a majority of the votes entitled to be cast at the 2022 Annual Meeting by the holders of our Class A common stock and our Class B common stock, voting together as a class, is necessary to constitute a quorum for the transaction of business at the 2022 Annual Meeting. Shares present virtually during the 2022 Annual Meeting will be considered shares of common stock represented in person at the meeting. Abstentions are counted for the purpose of determining the presence of a quorum. Broker non-votes, if any, are counted for the purpose of determining the presence of a quorum. If a quorum is not present, we expect to adjourn the 2022 Annual Meeting until we obtain a quorum.

Q. What vote is required to approve each matter and how are votes counted?	A.	Proposal 1 — Election of Three Class I Directors

The three (3) nominees for director receiving the highest number of votes FOR election will be elected as Class I directors. Proposal 1 is a non-routine matter. Pursuant to our majority vote resignation policy included in the Company’s Corporate Governance Guidelines, any nominee who is an incumbent director and who does not receive more votes “for” his or her election than votes “withheld” from his or her election in an uncontested election of directors would be required to offer his or her resignation to the Board.

If a stockholder does not vote for the election of directors because the authority to vote is withheld, because a proxy is not returned, because the broker holding the shares does not vote or because of some other reason, the shares will not count in determining the total number of votes for each nominee. Proxies signed and returned to the Company unmarked will be voted FOR the three (3) nominees (Michael K. Burke, Douglas R. Casella and Gary Sova).

If your shares are held by a bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee cannot vote your shares on Proposal 1. In this regard, please note that brokers may not vote on the election of directors in the absence of specific client instructions. Those who hold shares in a brokerage account are encouraged to provide voting instructions to their broker. Votes that are not returned, votes that are withheld and broker non-votes will have no effect on the outcome of the election. In this regard, shares held in street name by banks, brokers or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or WITHHELD from any nominee and will be treated as broker non-votes.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

With respect to Proposal 1, you may:

•	vote FOR all nominees;

•	vote FOR one or more nominees and WITHHOLD your vote from the other nominees; or

•	WITHHOLD your vote from all nominees.

Proposal 2 — Advisory “Say-on-Pay” Vote on the Compensation of Our Named Executive Officers

To approve Proposal 2, the holders of shares of Class A common stock and Class B common stock, voting together as a class, representing a majority of the votes cast on the matter must vote FOR the proposal. Proposal 2 is a non-routine matter. Therefore, if your shares are held by a bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee cannot vote your shares on Proposal 2. Shares held in street name by banks, brokers or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 2 will not be counted as votes FOR or AGAINST Proposal 2 and will be treated as broker non-votes. Broker non-votes will have no effect on the voting on Proposal 2. If you vote to ABSTAIN on this Proposal 2, your shares will not be voted FOR or AGAINST the proposal and will not be counted as votes cast or shares withheld on Proposal 2. Voting to ABSTAIN will have no effect on the voting on Proposal 2.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our Board (or any committee thereof). However, the Compensation and Human Capital Committee of our Board and our Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Proposal 3 — Ratification of the Appointment of Independent Auditors

To approve Proposal 3, the holders of shares of Class A common stock and Class B common stock, voting together as a class, representing a majority of the votes cast on the matter must vote FOR the proposal. Proposal 3 is a routine matter. If your shares are held by a bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee may vote your unvoted shares on Proposal 3. If you vote to ABSTAIN on this Proposal 3, your shares will not be voted FOR or AGAINST the proposal and will not be counted as votes cast or shares withheld on Proposal 3. Voting to ABSTAIN will have no effect on the voting on Proposal 3.

Although stockholder ratification of the appointment of RSM US LLP as our independent auditors for the fiscal year ending December 31, 2022 by the Audit Committee of our Board is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If such ratification is not approved at the 2022 Annual Meeting, our Audit Committee may reconsider its appointment of RSM US LLP as our independent auditors for the fiscal year ending December 31, 2022.

Q. Are there other matters to be voted on at the 2022 Annual Meeting?	A.	We do not know of any matters that may come before the 2022 Annual Meeting other than as discussed in this proxy statement. If any other matters are properly presented at the 2022 Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter subject to compliance with Rule 14a-4(c) of the Exchange Act.

Q. How do I submit a question at the virtual 2022 Annual Meeting?	A.	If you wish to submit a question on the day of the 2022 Annual Meeting, beginning at 9:45 a.m. Eastern Time, you may log into, and ask a question on, the virtual meeting platform at www.meetnow.global/M5JNLGU. Our virtual meeting will be governed by our Rules of Conduct, which will be posted at www.meetnow.global/M5JNLGU on the date of the 2022 Annual Meeting. We intend to answer during the 2022 Annual Meeting all questions submitted that are pertinent to the Company and the items being voted on by stockholders, as time permits and in accordance with our Rules of Conduct. If we are unable to respond to a stockholder’s properly submitted question due to time constraints, we will either post the response on the investor relations section of our website following the 2022 Annual Meeting, or respond directly to that stockholder using the contact information provided. Questions and answers will be grouped by topic, and substantially similar questions will be answered only once. To promote fairness, efficiently use the Company’s resources and address all stockholder questions, we will respond to no more than two questions from any single stockholder.

Q. Where can I find the voting results?	A.	We will report the voting results in a Current Report on Form 8-K within four business days following the conclusion of the 2022 Annual Meeting.

Q. What is the Company’s Internet address?	A.	The Company’s internet address is www.casella.com. The Company’s filings with the SEC are available free of charge via a link from this address. Unless expressly indicated otherwise, information contained on our website is not part of this proxy statement. In addition, none of the information on the other websites listed in this proxy statement is part of this proxy statement. These website addresses are intended to be inactive textual references only.

Q. What are the costs of soliciting these proxies?	A.	We will bear the entire cost of soliciting proxies on behalf of the Board, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional soliciting materials furnished to stockholders by or on behalf of the Company. In addition to such solicitation materials, our directors, officers and employees may solicit proxies by telephone, telegram, facsimile, electronic mail, internet and text messaging as well as personal solicitation without additional compensation. You may also be solicited by advertisements in periodicals, press releases issued by us and postings on our corporate website. Unless expressly indicated otherwise, information contained on our corporate website is not part of this proxy statement.

Copies of solicitation material will be furnished to banks, brokerage houses, dealers, voting trustees, their respective nominees and other agents holding shares in their names, which are beneficially owned by others, so that they may forward such solicitation material, together with our 2021 Annual Report, which includes the 2021 Form 10-K, to beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding these materials to the beneficial owners.

BOARD OF DIRECTORS

Information Regarding Directors and Director Nominees

Our Second Amended and Restated Certificate of Incorporation and our By-Laws provide for the classification of our Board into three classes, each having as nearly an equal number of directors as possible. The terms of service of the three classes are staggered so that the term of one class expires each year. At each annual meeting of stockholders, directors are elected for a full term of three years to continue or succeed those directors whose terms are expiring.

Our Board currently consists of nine directors. Class I consists of Michael K. Burke, Douglas R. Casella and Gary Sova, each with a term ending at the 2022 Annual Meeting. Class II consists of Michael L. Battles, Joseph G. Doody and Emily Nagle Green, each with a term ending at the 2023 Annual Meeting of Stockholders. Class III consists of John W. Casella, William P. Hulligan and Rose Stuckey Kirk, each with a term ending at the 2024 Annual Meeting of Stockholders. The holders of Class A common stock, voting separately as a class, are entitled to elect the Class A Director. Mr. Battles, a Class II director and a member of the Audit Committee and the Nominating and ESG Committee, serves as the Class A Director. The employment agreement by and between us and Mr. John Casella requires that we use our best efforts to cause Mr. John Casella to be nominated and elected as a director.

Upon the recommendation of the Nominating and ESG Committee of our Board, our Board nominated Messrs. Michael K. Burke, Douglas R. Casella and Gary Sova for re-election at the 2022 Annual Meeting as Class I directors, each to serve until the 2025 Annual Meeting of Stockholders and until his respective successor is elected and qualified. Messrs. Burke and Douglas Casella were elected as directors by our stockholders at the 2019 Annual Meeting of Stockholders. Mr. Sova was elected to the Board as a Class I director effective June 15, 2021.

Director Biographies and Qualifications

Background information about each director nominee and each continuing director, including his or her age and period of service as a director of the Company; his or her committee memberships; his or her business experience, including principal occupation and employment and directorships at other public companies during the past five years; his or her community activities; and his or her other experience, qualifications, attributes or skills that led our Board to conclude he or she should serve as a director of the Company, is provided below.

Class I Director Nominees to be elected at the 2022 Annual Meeting (terms expiring at the 2025 Annual Meeting of Stockholders, if elected)

Class II Directors (terms expiring at the 2023 Annual Meeting of Stockholders)

Class III Directors (terms expiring at the 2024 Annual Meeting of Stockholders)

Board Diversity Matrix

The following Board Diversity Matrix presents our Board diversity statistics in accordance with Nasdaq Rule 5606, as self-disclosed by our directors.

Board Diversity Matrix (As of April 15, 2022)

Total Number of Directors	9

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	2	7	0	0

Part II: Demographic Background

African American or Black	1	0	0	0

Alaskan Native or Native American	0	0	0	0

Asian	0	0	0	0

Hispanic or Latinx	0	0	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	1	7	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+	0

Did Not Disclose Demographic Background	0

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our stockholders. This section describes key corporate governance policies and practices that we have adopted. We have adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, Corporate Governance Guidelines and charters for the Audit Committee, Compensation and Human Capital Committee and Nominating and ESG Committee of our Board. Complete copies of our Code of Business Conduct and Ethics, Corporate Governance Guidelines and committee charters, which are described below, are available on the Investor Relations section of our website, www.casella.com. Alternatively, you can request a copy of any of these documents by writing to Casella Waste Systems, Inc., Attn: Corporate Secretary, 25 Greens Hill Lane, Rutland, Vermont 05701.

Board Responsibilities

The Board oversees, counsels and directs management in our long-term interests and those of our stockholders. The Board’s responsibilities include:

•	Selecting and regularly evaluating the performance of the Chief Executive Officer and other executive officers;

•	Reviewing and approving our major financial objectives and strategic and operating plans, business risks and actions;

•	Overseeing the conduct of our business to evaluate whether the business is being properly managed; and

•	Overseeing the processes for maintaining the integrity of our financial statements and other publicly disclosed information in compliance with law.

All of our directors are expected to comply with our Code of Business Conduct and Ethics and our Insider Trading Policy. The Board conducts periodic self-evaluations. In addition, we encourage our directors to attend formal training programs in areas relevant to the discharge of their duties as directors.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of the Company and its stockholders. These guidelines, which provide a framework for the conduct of our Board’s business, provide, among other matters, that:

•	our Board’s principal responsibility is to oversee the management of the Company;

•	a majority of the members of our Board shall be independent directors;

•	the independent directors shall meet regularly in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•

newly elected directors are expected to participate in a briefing program, which is designed to provide new directors with the non-public information regarding the strategic direction of the Company as well as a background of the Company’s financial information;

•	all directors are expected to participate in continuing director education on an ongoing basis; and

•	our Board and its committees will conduct periodic self-evaluations to determine whether they are functioning effectively.

Board Determination of Independence

Under the applicable rules of the Nasdaq Stock Market, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board determined that none of Mses. Kirk and Nagle Green or Messrs. Battles, Burke, Doody, Hulligan and Sova has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. The Board also previously determined that James E. O’Connor and James F. Callahan, each a former director who served during part of fiscal 2021, were “independent directors” prior to their respective retirements from our Board in fiscal 2021.

Director Nomination Process

The Nominating and ESG Committee acts under a written charter that we have posted on the Corporate Governance page of the Investor Relations section of our website, www.casella.com. The process followed by the Nominating and ESG Committee to identify, evaluate and nominate new directors to the Board is to identify needed skills and domains, invite recommendations from Board members, investors, and others, and develop a candidate slate from those sources as well as from any third-party recruitment firm or service that is engaged by the Nominating and ESG Committee. The Nominating and ESG Committee’s candidate evaluation process includes multiple phone and in-person interviews conducted by the third-party recruitment firm or service engaged by the Nominating and ESG Committee, members of the Nominating and ESG Committee, and Company executives, and also external references and background checks. During fiscal 2021, the Nominating and ESG Committee retained the services of an independent recruitment service to help identify and evaluate potential director candidates. Mr. Sova, who joined the Board in June 2021, was identified as a potential director candidate for consideration by the Nominating and ESG Committee by such recruitment service.

Criteria and Diversity

In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, the Nominating and ESG Committee applies the criteria set forth in our Corporate Governance Guidelines as well as current and potential future needs the Company may have for support from the Board in particular domains. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diversity, diligence, absence of conflicts of interest and the ability to act in the interests of all stockholders. We recognize the importance of diversity with regard to the composition of the Board and strive to have a Board that provides diversity of thought and a broad range of perspectives. In an effort to achieve these objectives, the Nominating and ESG Committee and the Board consider a wide range of attributes when determining and assessing director nominees and new candidates, including personal and professional backgrounds, gender, race, national origin and tenure of Board service, and consider candidates from a broad range of sources, including lists of diverse candidates. The Nominating and ESG Committee is committed to considering diversity in its director candidate recommendations and its charter requires that the search process for each new director shall include diverse candidates. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Nominating and ESG Committee believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities to our stockholders.

The director biographies appearing above indicate each nominee’s experience, qualifications, attributes and skills that led our Board to conclude that he or she should continue to serve as a member of our Board. Our Board believes that each of the nominees has substantial achievement in his or her professional pursuits, and possesses the background, talents and experience that our Board desires and that will contribute to the best interests of the Company and to long-term stockholder value.

Stockholder Nominations

Stockholders may recommend individuals to the Nominating and ESG Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to: Nominating and ESG Committee, c/o Corporate Secretary, Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701. The Nominating and ESG Committee has no obligation to consider individuals recommended by stockholders for nomination by the Committee as potential director candidates. However, assuming that appropriate biographical and background material has been provided on a timely basis, we expect that individuals recommended by stockholders would be so considered and evaluated by the Nominating and ESG Committee by following substantially the same process, and applying substantially the same criteria, as it follows for candidates identified by the Committee and others.

Stockholders also have the right under our By-Laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and ESG Committee or our Board, by following the procedures set forth under “Stockholder Proposals and Nominations for the 2023 Annual Meeting of Stockholders.” If our Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy statement and proxy card for the next annual meeting of stockholders. Otherwise, candidates nominated by stockholders in accordance with the procedures set forth in the By-Laws will not be included in our proxy statement and proxy card for the next annual meeting.

Board Meetings and Attendance

Our Board met six times during fiscal 2021, either in person or by teleconference. During fiscal 2021, each incumbent director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

We encourage, but have no policy with respect to, attendance of directors at the annual meeting of stockholders. Nine of our then-serving directors attended the 2021 Annual Meeting of Stockholders.

Board Leadership Structure

Mr. John Casella serves as Chairman of our Board and our Chief Executive Officer. Mr. Doody serves as our Lead Director. Our Board believes that combining the Chairman and Chief Executive Officer positions fosters clear accountability, effective decision-making and alignment of corporate strategy, strikes an effective balance between strategy development, independent leadership and management oversight in the Board process and, taken together with the Lead Director role, is the appropriate leadership structure for us at this time. The responsibilities of the Lead Director are included in our Corporate Governance Guidelines, which are posted on the Corporate Governance page of the Investor Relations section of our website, www.casella.com. The Lead Director chairs meetings of our independent directors, meets with any director who is not adequately performing his or her duties as a member of our Board or any committee and facilitates communications between the Chairman of our Board and other directors. The Lead Director also works with the Chairman of our Board in preparing agendas for each meeting of our Board and consults with the Chairman of our Board on matters relating to corporate governance and board performance.

Board Committees

Our Board has established three standing committees — Audit, Compensation and Human Capital, and Nominating and ESG — each of which operates under a charter that was approved by our Board.

Our Board determined that all of the members of each of its three committees are independent under the rules of the Nasdaq Stock Market, including, in the case of all members of the Audit Committee, the independence requirements under Rule 10A-3 under the Exchange Act, and, in the case of all members of the Compensation and Human Capital Committee, the independence requirements under Rule 10C-1 under the Exchange Act. Our current non-employee directors serve on the committees of our Board as follows:

	Audit Committee	Compensation and Human Capital Committee	Nominating and ESG Committee

Michael L. Battles

Michael K. Burke

Joseph G. Doody**

William P. Hulligan

Rose Stuckey Kirk

Emily Nagle Green

Gary Sova

**	Lead Director
Chairperson

Member

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, evaluating, retaining and, if necessary, terminating an independent registered public accounting firm to serve as our independent auditors;

•	reviewing and discussing with management and our independent auditors our annual and quarterly financial statements and related disclosures and the internal controls over our financial reporting;

•	overseeing our compliance with legal and regulatory requirements;

•

taking appropriate actions, or recommending that our Board take appropriate action, to oversee the qualifications and independence of our independent auditors, including the consideration of independence when preapproving audit and non-audit services;

•	overseeing our internal audit function;

•	monitoring the performance of our internal audit function and our independent auditors, including conducting an annual evaluation of the performance of our auditors;

•	overseeing our risk management policies;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the Audit Committee report required by SEC rules, which is included on page 31 of this proxy statement.

The current members of the Audit Committee are Messrs. Burke (Chair), Battles, Hulligan and Sova. Our Board determined that Mr. Burke is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee met four times during fiscal 2021, either in person or by teleconference. See “Report of the Audit Committee of the Board of Directors.”

Compensation and Human Capital Committee

The Compensation and Human Capital Committee’s responsibilities include:

•	administering any bonus, incentive compensation and stock incentive plans;

•	reviewing and approving the salaries and certain other compensation and benefits of our executive officers;

•	reviewing and making recommendations to our Board with respect to director compensation;

•	reviewing and discussing with management our “Compensation Discussion and Analysis,” which is included beginning on page 35 of this proxy statement;

•	preparing the Compensation and Human Capital Committee report required by SEC rules, which is included on page 48 of this proxy statement; and

•

overseeing the development, implementation and effectiveness of our policies and strategies to our human capital management function, including but not limited to those policies and strategies regarding diversity, equality and inclusion, and talent management.

Under its charter, the Compensation and Human Capital Committee may form and delegate authority to subcommittees as it deems appropriate from time to time under the circumstances. The Compensation and Human Capital Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer and director compensation. During fiscal 2021 the Compensation and Human Capital Committee retained Pay Governance LLC, an independent compensation consultant (“Pay Governance”). Pay Governance reports directly to the Compensation and Human Capital Committee and assists the Compensation and Human Capital Committee in evaluating and designing executive and director compensation. In fiscal 2021, Pay Governance assisted the Compensation and Human Capital Committee in reviewing benchmark information related to our executive compensation program and our director compensation program, reviewing our Compensation Discussion and Analysis disclosure, and administering the Relative TSR multiplier for performance-based stock units.

The current members of the Compensation and Human Capital Committee are Messrs. Hulligan (Chair) and Sova and Mses. Kirk and Nagle Green. The Compensation and Human Capital Committee met six times during fiscal 2021, either in person or by teleconference.

Nominating and ESG Committee

The Nominating and ESG Committee’s responsibilities include:

•	identifying individuals qualified to become members of our Board;

•	recommending to our Board persons to be nominated for election as directors;

•	recommending to our Board the directors to be appointed to each committee of the Board;

•	developing, reviewing and recommending to our Board applicable corporate governance guidelines;

•	overseeing periodic evaluations of our Board; and

•

assisting our Board in fulfilling its oversight responsibility and acting in an advisory capacity to management with respect to significant issues, strategies, goals, objectives, policies and practices that pertain to (1) our sustainability performance including sustainability innovation; and (2) our corporate responsibilities that are of significance to us and our role as a socially responsible organization.

The current members of the Nominating and ESG Committee are Mses. Nagle Green (Chair) and Kirk and Messrs. Battles and Burke. The Nominating and ESG Committee met four times during fiscal 2021, either in person or by teleconference.

Risk Oversight

Role of Our Board in Management of Risk

Our Board administers its risk oversight function directly and through its Audit Committee and receives regular reports from members of senior management on areas of material risk to us, including operational, financial, legal and regulatory, cybersecurity, strategic and reputational risks. As part of its charter, the Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on us and the steps we take to manage them. In addition, the Compensation and Human Capital Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and succession planning. The Nominating and ESG Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure and corporate governance.

Risk Considerations in Executive Compensation

Our Compensation and Human Capital Committee regularly considers risk as it relates to our executive compensation program, and our Compensation and Human Capital Committee does not believe our executive compensation program encourages excessive or inappropriate risk taking. As described more fully below in “Compensation Discussion and Analysis,” we structure our compensation program to consist of both fixed and variable components to motivate our executives to produce superior short- and long-term results that are in the best interests of us and our stockholders in order to attain our ultimate objective of increasing stockholder value. We believe that any risks that may arise from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us.

Compensation and Human Capital Committee Interlocks and Insider Participation

The members of the Compensation and Human Capital Committee in fiscal 2021 were Messrs. Hulligan and O’Connor and Mses. Kirk and Nagle Green. None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or Compensation and Human Capital Committee.

Certain Relationships and Related Person Transactions

We have adopted a written policy and have established procedures (the “Policy”) regarding approval of any transaction, arrangement or relationship in which the Company is a participant, and one of our executive officers, directors, certain employees or 5% stockholders (or their immediate family members) or other related persons (as defined in the Policy), has a direct or indirect material interest. We refer to any such transaction, arrangement or relationship as a “related person transaction.” The Policy requires that, subject to specific procedures for certain types of related person transactions set forth in the Policy, all related person transactions involving an aggregate amount of up to $120,000 be pre-approved by the Company’s Chief Operating Officer or Chief Financial Officer and all related person transactions involving an aggregate amount exceeding $120,000 be pre-approved by the Chief Operating Officer or Chief Financial Officer and the Audit Committee.

With respect to bidding projects in excess of $500,000 in which a related person, including Casella Construction, Inc., is a bidder, the Audit Committee has established a specific procedure. This procedure requires us to solicit a minimum of three qualified bids. The bid package is required to be sufficiently detailed to allow for direct comparisons of costs between responsive bidders. Bids for work on which Casella Construction, Inc. or any other related person is bidding are required to be directed to a third-party engineer for opening, compilation and tabulation. The bids are then evaluated by the project team based on price, performance references, qualifications, experience, alternate bid items, proposed schedule, subcontractors’ qualifications/references, technical compliance and other bid information that is in the best interest of the project. In the event that a construction contract is successfully bid by a related person, bids and recommendations are required to be submitted to our Chief Financial Officer and our Chief Operating Officer for submission to the Audit Committee for its approval. Change orders relating to contracts with related parties are required to be approved by the same officers (Chief Operating Officer or Chief Financial Officer) and/or the Audit Committee, as applicable, that pre-approved the original related person transaction; provided that the original pre-approval of a contract constituting a related person transaction may include pre-approved allowances for change orders not exceeding 10% of the value of the contract.

The credit agreement for our term loan facility and revolving credit facility provides that, subject to certain exceptions, we may not enter into any transaction with any affiliate of ours, whether or not in the ordinary course of business, unless our Board determines in good faith that such transaction is on fair and reasonable terms substantially as favorable as would be obtainable by us at the time in a comparable arm’s length transaction.

We engage Casella Construction, Inc., a company owned by John W. Casella, our Chief Executive Officer and the Chairman of our Board, his son John Casella II, his brother Douglas R. Casella, the Vice Chairman of our Board, and Mr. Douglas Casella’s son, Joseph Casella, to provide construction and related services for us, including construction, closure and capping activities at our landfills. Total purchased services from Casella Construction, Inc. charged to operations or capitalized to landfills from January 1, 2021 to December 31, 2021 was $15,206,413, of which $1,325,152 was outstanding and included in either accounts payable or other current liabilities at December 31, 2021. All contracts awarded to Casella Construction, Inc. in excess of $500,000 were approved in accordance with the procedures described above for bidding projects in which a related person is a bidder. In addition, we have approved ongoing contracts with Casella Construction, Inc., which we expect will result in additional payments by us to Casella Construction, Inc. Total revenues recorded pursuant to these contracts from January 1, 2021 to December 31, 2021 was $430,028.

We are also party to two real estate leases with Casella Associates, LLP, a Vermont limited liability company owned by Messrs. John Casella and Douglas Casella. These leases relate to our corporate headquarters in Rutland, Vermont, and our Montpelier, Vermont facility, and provide for aggregate monthly payments by us of $28,877, subject to an annual escalation provision based on increases in the consumer price index, through their expiration in August 2023.

From 1977 to 1992, we operated an unlined landfill located in Whitehall, New York, owned by Bola, Inc., a corporation owned by Messrs. John Casella and Douglas Casella, which operated as a single-purpose real estate holding company. We paid the cost of closing this landfill in 1992 and have agreed to pay all post-closure obligations. From January 1, 2021 to December 31, 2021, we paid an aggregate of $12,221 pursuant to this arrangement. As of December 31, 2021, we had accrued $14,108 for costs related to those post-closure obligations.

In connection with Mr. Douglas Casella’s service as President of Casella Waste Management, Inc., our wholly owned subsidiary, in fiscal 2021 we granted Mr. Douglas Casella a restricted stock unit award with a grant date fair value of $164,985.

Michael Casella, the son of Mr. John Casella, is employed by the Company as market area manager. From January 1, 2021 through December 31, 2021, Mr. Michael Casella earned $210,864 as salary, bonus, and other benefits related to his employment and received a restricted stock unit award with a grant date fair value of $15,981.

Elizabeth Casella, the daughter of Mr. John Casella, is employed by the Company as Director of Development and Coordination. From January 1, 2021 through December 31, 2021, Ms. Casella earned $265,577 as salary, bonus, and other benefits related to her employment and received a restricted stock unit award with a grant date fair value of $18,181.

We have entered into employment agreements with certain of our officers. See “Executive and Director Compensation and Related Matters — Potential Payments Upon Termination or Change of Control — Employment Agreements.”

Communicating with the Independent Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Lead Director, with the assistance of our Chief Financial Officer and General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Lead Director considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our Board should address such communications to: Board of Directors, Attn: Corporate Secretary, Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701.

Restrictions on Hedging Transactions and Pledging Transactions

We have an insider trading policy that is applicable to our employees and directors. The policy prohibits those individuals, and their family members and certain other persons and entities with whom they have relationships, from engaging in the following activities: short sales of our securities, including short sales “against the box”; purchases or sales of puts, calls or other derivative securities based on our securities; and

purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. The policy also prohibits our executive officers, directors and certain employees designated by the Board, our Chief Executive Officer, our Chief Financial Officer or our General Counsel, and their family members and certain other persons and entities with whom they have relationships, from purchasing our securities on margin; borrowing against our securities held in a margin account; or pledging our securities as collateral for a loan. However, an exception may be granted where a person wishes to pledge our securities as collateral for a loan (other than a margin loan) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge our securities as collateral for a loan must submit a request for approval to our Chief Financial Officer or our General Counsel. In addition, any such request by a director or executive officer must also be reviewed and approved by the Audit Committee.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. We have posted a current copy of the Code of Business Conduct and Ethics on the Corporate Governance page of the Investor Relations section of our website, www.casella.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq’s listing standards concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

Report of the Audit Committee of the Board of Directors

The Audit Committee assists the Board with its oversight of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements; the integrity of the Company’s financial statements; compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; the performance of the Company’s internal audit function and independent auditor; and the Company’s risk management policies.

The Audit Committee has also established procedures for the receipt, retention, and treatment of complaints or concerns regarding accounting, internal accounting controls and auditing matters; reviews and approves related party transactions, including the reporting or referral of such transactions to the Board; and reviews and approves the Company’s entry into swap transactions and policies related thereto. The Audit Committee’s function is more fully described in the Audit Committee Charter.

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2021 and discussed these financial statements with the Company’s management and RSM US LLP (“RSM”), the Company’s independent auditors. The Audit Committee also discussed with RSM the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has also received the written disclosures and the letter from RSM required by applicable requirements of the PCAOB regarding RSM’s communications with the Audit Committee concerning independence, and has discussed with RSM its independence from the Company.

In fulfilling its responsibilities, the Audit Committee held meetings with management, the Company’s internal auditor and RSM to discuss the Company’s internal control over financial reporting and the Company’s quarterly and annual reports. In addition, the Audit Committee chair held discussions relating to various matters of importance to the Audit Committee with management, the Company’s internal auditor, and RSM, including the Company’s risk management processes and the Audit Committee’s evaluations of the Company’s internal audit function and RSM.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2021.

Following the completion of the Audit Committee’s review of the Company’s financial statements for the fiscal year ended December 31, 2021 and the Company’s internal control over financial reporting, and after considering the independence and qualifications of RSM, including RSM’s familiarity with the Company’s risks, systems, processes, controls, and accounting, and having received input from management and the Company’s internal auditor, the Audit Committee completed its evaluation of RSM and concluded that it was in the best interest of the Company and its stockholders to appoint RSM as the Company’s independent auditors for the fiscal year ending December 31, 2022.

While the Audit Committee has the authority to select and appoint the Company’s independent auditors, it believes that the Company’s stockholders should have the opportunity to ratify the Audit Committee’s appointment of RSM as the Company’s independent auditors.

By the Audit Committee of the Board of Directors of Casella Waste Systems, Inc.

Michael K. Burke, Chair

Michael L. Battles

William P. Hulligan

Gary Sova

Corporate Responsibility Highlights

Sustainability and Social Responsibility at Casella

Sustainability and social responsibility are at the core of what we do at Casella. From our early roots in Vermont in 1975, we have built a business that focuses on driving stakeholder value by improving the environment, enhancing the communities where we operate, and bettering the lives of our employees. We have been a leader for over 45 years in developing the necessary infrastructure, leading resource management services, and a world class team that helps our customers and communities meet their sustainability and environmental goals.

We report bi-annually on sustainability and social responsibility matters in our Sustainability Report. We published our first Sustainability Report in 2009, and our 2020 Sustainability Report and 2021 Sustainability Progress Report can be accessed electronically at https://ir.casella.com/esg-practices. We are not including the information contained in our Sustainability Report or Sustainability Progress Report in, or incorporating them by reference into, this proxy statement.

Our key environmental sustainability, social responsibility, and corporate governance initiatives are organized as follows.

Our 2020 Sustainability Report and 2021 Sustainability Progress Report provide detailed information about the alignment of our business strategy and key sustainability and social responsibility initiatives. In addition, the 2020 Sustainability Report provides baseline 2019 data and sets ten 2030 goals to advance important initiatives. The 2021 Sustainability Progress Report provides a brief update related to our initial progress against the 2030 goals. Below is a high-level overview of these goals.

Essential Workers	HEALTH & SAFETY	Improve our safety performance – keeping our people safe and healthy with a strong focus on safety, operating standards, and outstanding health and wellness programs
	ENGAGEMENT	Enhance employee engagement – reducing total employee turnover through improved selection, training, career paths, and incentives

Materials Management	RESOURCE SOLUTIONS	Grow our Resource Solutions business – building on our successful recycling, organics, and solutions programs to drive higher sustainability for our customers
	RENEWABLE ENERGY	Increase renewable energy from our facilities – driving incremental value from our infrastructure with renewable energy opportunities

Sustainable Operations	ENVIRONMENTAL COMPLIANCE	Maintain strong environmental compliance – ensuring environmental compliance is critical to maintaining and expanding our essential environmental facilities
	FUEL EFFICIENCY	Improve our fuel efficiency – reducing the environmental impact of collecting waste and recycling through additional automation and efficiencies, and adoption of new technologies

Climate Leadership	GHG EMISSIONS	Further reduce our carbon footprint – as a founding member of the EPA Climate Leaders Program, Casella reduced its GHG emissions by 45% from 2005 to 2010. Casella has set a second goal to reduce GHG by 40% from 2010 to 2030
	NET CLIMATE BENEFIT	Grow our Net Climate Benefit Factor – this important metric measures the reduction of GHG emissions through our recycling, organics, and carbon sequestration efforts in relation to the carbon we produce running our business

Community Engagement	COMMUNITY GIVING	Increase our community giving – improving community engagement through charitable donations, in-kind services, and local community sponsorships
	EMPLOYEE VOLUNTEERING	Increase volunteering in our communities – improving community engagement through employee volunteerism

Diversity, Equity and Inclusion

Our commitment to workplace diversity and to fostering a culture of inclusion is rooted in our core values of service, trust, responsibility, integrity, continuous improvement and teamwork. Only by bringing our diverse backgrounds, cultures and perspectives together can we develop the innovative solutions needed to build a better tomorrow for the communities and customers we serve. Our vision is to draw on our core values to achieve diversity throughout our workforce, including our leadership, through the following initiatives:

•	directing recruiting efforts to new talent pools, promoting diversity in our training and development programs, and encouraging diversity within our process for advancing our next cohort of leaders;

•	launching a cultural awareness and competency training program for managers that emphasizes diversity, equity, and inclusion;

•	incorporating diversity, equity, and inclusion practices as part of our ongoing efforts to upgrade our procurement system and practices; and

•	establishing an internal diversity, equity, and inclusion team that will include broad representation from our workforce and will be led by a member of our executive management team.

Employee Engagement & Training and Development

We believe that our employees thrive and grow when they can clearly envision their successful future. We are committed to building our people and cultivating engagement by investing in our career path program in order to provide a clear and measurable development pathway for career growth.

•

Apprenticeships: We have developed an apprenticeship program for drivers and technicians, where we recruit new employees from diverse backgrounds and help them build the skills they need to thrive in our organization.

•

CDL Training: We have developed a commercial driver’s license (“CDL”) training school and have partnered with several additional training schools across our operating footprint to help develop skilled drivers for our team. In fiscal 2021, we supported 51 drivers in securing their CDL, which unlocked new opportunities for them within our company.

•

Operations Trainee Program: Our operations trainee program develops individuals into frontline management roles. Through on-the-job training, participants learn the technical and leadership skills required to lead our operations. This program has become a strong pipeline for our operating managers across our company. We continue to expand our management development programs across the organization.

•

Diesel Mechanic Training: Our continued collaboration with technical schools has produced several diesel technicians throughout our organization. We continue to enhance our training infrastructure and resources to attract, develop, and retain skilled diesel mechanics.

We have also increased our focus on core values training given the level of growth we have experienced through acquisitions. This training highlights our commitment to integrating new employees and ensuring that there is continuity in our message about culture within our organization.

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide our stockholders with an understanding of our executive compensation philosophy, objectives, program and process, as well as the compensation paid to our named executive officers in fiscal 2021. For fiscal 2021, our named executive officers were:

•	John W. Casella, our Chief Executive Officer and Chairman of our Board;

•	Edmond R. Coletta, our Senior Vice President and Chief Financial Officer;

•	Edwin D. Johnson, our President and Chief Operating Officer;

•	Shelley E. Sayward, our Senior Vice President and General Counsel; and

•	Christopher B. Heald, Finance Advisor and our Former Vice President of Finance and Chief Accounting Officer.

Effective as of March 31, 2022, Mr. Heald retired from his position as Vice President of Finance and Chief Accounting Officer, and transitioned into the role of Finance Advisor, effective as of April 1, 2022.

Executive Summary

Objectives and Philosophy of Our Executive Compensation Program

The Compensation and Human Capital Committee seeks to achieve the following broad objectives in connection with our executive compensation program:

•	Attract, retain and incentivize qualified and talented executives by providing compensation opportunities comparable to those offered by other companies with which we compete for business and talent;

•	Reward achievement of our short-term and long-term business objectives, while discouraging excessive risk-taking behavior;

•	Ensure that executive compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders; and

•

Closely align the long-term interests of our executives with those of our stockholders by providing equity incentives that link a portion of the executives’ compensation with the future performance of our Class A common stock.

Company Performance Highlights and Execution Against Fiscal 2021 Strategic Plan

Over the last several years, we have performed well against our key strategic initiatives, with this solid execution translating into strong stockholder value creation fiscal 2021.

In August 2017, we announced our long-term strategic Fiscal 2021 Plan. The Fiscal 2021 Plan focused on enhancing stockholder returns by improving cash flows and reducing debt leverage through the following strategic initiatives:

•	Increasing landfill returns by driving pricing in excess of inflation to improve returns and working to maximize capacity utilization.

•	Driving additional profitability in our collection operations through profitable revenue growth and operating efficiencies.

•	Creating incremental value through our Resources Solutions operating segment.

•	Using technology to drive profitable growth and efficiencies through our efforts to update key systems to drive cost efficiencies, customer value, and growth.

•	Allocating capital to balance debt delevering with smart growth through continued capital discipline and selective acquisitions of complementary businesses and assets.

Through a focused effort and disciplined approach, we exceeded the key financial and operational goals set forth within the Fiscal 2021 Plan. Our stock price increased from the date of our announcement of the Fiscal 2021 Plan until December 31, 2021 by more than 400%. In February 2022, we announced our long-term strategic Fiscal 2024 Plan. The Fiscal 2024 Plan builds on the Fiscal 2021 Plan and establishes the additional strategic initiative of strengthening the foundational pillars of people, technology, sustainable growth, and facilities.

Our execution against our long-term strategy has resulted in strong financial performance and positive total shareholder returns over the last five years. This execution continued into fiscal 2021 with revenues up $114.6 million or 14.8%, net income down $(50.0) million or (54.9%) as the fourth quarter of fiscal 2020 included a $55.0 million non-recurring benefit to income taxes due to the reversal of a valuation allowance, Adjusted EBITDA* up $32.2 million or 18.8%, Adjusted Operating Income* up $18.6 million or 28.3%, net cash provided by operating activities up $42.8 million or 30.6%, and Adjusted Free Cash Flow* up $26.2 million or 37.9%, from fiscal 2020.

The tables below, in some instances on an adjusted basis to exclude certain items, set forth our financial performance (dollars in millions and as a percentage of revenues):

*

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Income, Adjusted Operating Income Margin and Adjusted Free Cash Flow are non-GAAP financial measures. See Appendix A for additional information regarding non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

Fiscal 2021 Compensation Decisions

Our compensation decisions and payouts for fiscal 2021, including with respect to our named executive officers, were based on company and individual performance along with the Compensation and Human Capital Committee’s review of the competitive position of each executive as compared to relevant market compensation data as described below.

•

Base salary increases of 3% for our named executive officers as compared to the base salaries in fiscal 2020, except for Ms. Sayward whose base salary for fiscal 2021 increased 25% as compared to her base salary in fiscal 2020 in connection with her promotion to Senior Vice President and General Counsel;

•

Annual cash incentive compensation payout of 200% of the target annual cash incentive amount of each named executive officer, driven by performance against our fiscal 2021 budgeted amounts for Adjusted Operating Income and Adjusted Free Cash Flow, with 100% of such payments made to named executive officers based on the Company’s performance;

•

Awards consisting of restricted stock units (“RSUs”), which vest based on continued service, and performance-based stock units (“PSUs”), which vest based on (i) our level of achievement of Adjusted Free Cash Flow and Adjusted EBITDA during the third year of our three-year performance period running from January 1, 2021 to December 31, 2023 and (ii) a multiplier based on relative total shareholder return (“Relative TSR”), for the period running from January 1, 2021 to December 31, 2023, along with continued service through the vesting date. Relative TSR means the Company’s total shareholder return relative to the Russell 2000 Index;

•	Equity awards that are majority performance-based – 75% of equity value granted to our named executive officers is delivered in PSUs and 25% in RSUs; and

•

PSUs granted during the fiscal year ended December 31, 2019 (“fiscal 2019”) vested at 240% of target, based on our performance in Adjusted Free Cash Flow and Adjusted EBITDA for fiscal 2021, multiplied by a Relative TSR multiplier at the maximum level reflecting our 89th percentile achievement for the period running from January 1, 2019 to December 31, 2021.

Key Executive Compensation Practices

We engage in the following practices so that our executive compensation program achieves our objectives and is aligned with our stockholders’ interests:

WHAT WE DO	WHAT WE DON’T DO

Balance of short- and long-term incentive compensation; favors longer term

Majority of named executive officer pay is performance-based

75% of named executive officer annual equity awards are performance-based

Caps on named executive officer bonus payments

Limited use of perquisites

Executive officer and director stock ownership guidelines

Double-trigger equity vesting at change in control in our 2016 Incentive Plan

Clawback policy with respect to cash and equity incentive-based compensation

Annual “say-on-pay” votes

Independent Compensation and Human Capital Committee advisor

Do not guarantee salary increases or non-performance-based bonuses

Do not permit employees or directors to engage in hedging transactions, short sales of Company securities or the purchase or sale of puts, calls or other derivative securities based on Company securities (see “Corporate Governance – Restrictions on Hedging Transactions and Pledging Transactions”)

Do not provide excise tax gross-ups in future employment agreements

Do not provide excessive perquisites

Do not pay long-term incentive compensation in cash

Do not include evergreen provisions in stock incentive plan

Roles of Our Compensation and Human Capital Committee and Compensation and Human Capital Committee Consultant

The Compensation and Human Capital Committee is responsible for overseeing our executive compensation program. In this capacity, the Compensation and Human Capital Committee designs, implements, reviews and approves annually all compensation for our named executive officers. In the performance of its duties, the Compensation and Human Capital Committee periodically reviews the total compensation, including the base salary, annual incentive compensation opportunities, long-term incentive award opportunities and other benefits for each of our named executive officers. In the first quarter of each year, the Compensation and Human Capital Committee meets to determine base salary increases, if any, for our named executive officers; confirm the results of our prior-year performance for purposes of the annual incentive compensation awards; approve strategic and business objectives, which include the performance measures and goals for the annual incentive compensation plan; review the annual incentive compensation targets for the current year; and approve the form, amount, dollar value and vesting criteria for equity awards.

The Compensation and Human Capital Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. In fiscal 2021, the Compensation and Human Capital Committee retained an independent compensation consultant, Pay Governance LLC (“Pay Governance”), to assist the Compensation and Human Capital Committee in reviewing benchmark information related to our executive compensation program and our director compensation program, reviewing our Compensation Discussion and Analysis disclosure, and administering the Relative TSR multiplier for performance-based stock units.

In making executive compensation decisions for fiscal 2021, the Compensation and Human Capital Committee analyzed a number of factors, including the compensation data provided by Pay Governance, sourced from independent commercially available compensation surveys and comparative reference groups, which included compensation information from our industry and other industries. Survey data gathered were size-adjusted (measured in revenue, using regression analysis to target our revenue scope as available) to ensure the data accurately reflect the general industry markets in which we compete for executive talent.

The Compensation and Human Capital Committee also reviewed compensation programs of a peer group of publicly traded companies in the waste management industry. While we do not consider their compensation programs to be directly comparable to ours due to the larger size of those companies, we do review their programs to understand how relevant peers in our industry align performance-based compensation to key operating and financial metrics. This peer group, which is periodically reviewed and updated by the Compensation and Human Capital Committee and its external advisor, consists of Covanta Holding Corporation, GFL Environmental, Inc., Republic Services, Inc., Waste Connections, Inc. and Waste Management, Inc. While the Compensation and Human Capital Committee did not target any compensation element or total compensation for fiscal 2021 to any specified level of the peer group due to the relative size of the Company compared to the peer group companies, it reviewed the peer group executive compensation data to supplement its general understanding of current executive compensation practices and levels among the Company’s industry peers.

In addition, the Compensation and Human Capital Committee also relied on various other factors in making executive compensation decisions for fiscal 2021, including our Fiscal 2021 Plan, our budget, our guidance ranges, existing compensation paid to executive officers, experience level of the individual, market factors, general economic conditions, corporate performance and cost of living in the areas where our executive officers live. As such, the Compensation and Human Capital Committee does not target a specific level of competitiveness versus market benchmark data for any pay element or in aggregate, but rather reviews the range of market competitive information as one factor, along with the others listed here, in making compensation decisions.

Say-on-Pay Feedback from Stockholders

The Compensation and Human Capital Committee carefully considers feedback received from stockholders on compensation for our named executive officers. At our 2021 Annual Meeting of Stockholders, we submitted our executive compensation program to an advisory vote of our stockholders and it received the support of more than 96% of the total votes cast. The Compensation and Human Capital Committee considered the results of the advisory stockholder vote, together with the other factors and data discussed in this proxy statement, in determining executive compensation decisions and policies. The Compensation and Human Capital Committee will continue to consider the outcome of the say-on-pay votes as it reviews and determines the total compensation packages for our named executive officers.

Overview of Elements of our Executive Compensation Program

The primary elements of our executive compensation program are:

Element	Objectives	Fixed or At Risk	Performance Measured	Cash or Equity
Base Salary

•  Attract and retain executive officers by offering fixed compensation that is generally competitive with market opportunities.

•  Recognizes each executive officer’s position, role, responsibility and experience.

		Fixed	Individual	Cash

Annual Cash Incentive Compensation	• Link pay and annual Company performance. • Align executive compensation with the annual financial performance of the Company.	At Risk	Corporate	Cash

Long-Term Incentive Compensation	• Align interests between executives and stockholders. • Reward for achievement of long-term financial objectives. • Reward stock price appreciation. • Retain talent and build executive ownership.	At Risk	Corporate	Equity (RSUs and PSUs)

Total Target Compensation

The overall mix of total target compensation for our Chief Executive Officer and our other named executive officers for fiscal 2021 is illustrated in the following charts:

The target compensation amounts for each fiscal 2021 compensation element for our named executive officers are shown in the table below. The actual base salary received, the actual annual cash incentive compensation award earned for fiscal 2021 and the grant date value of equity awards are reported in the Summary Compensation Table.

			Target Long-term Compensation
Named Executive Officer	Base Salary	Target Annual Cash Incentive Compensation	Time-Vested RSU Awards	Target PSU Awards	Total Target Compensation

John W. Casella	$628,300	$942,450	$400,000	$1,200,000	$3,170,750

Edmond R. Coletta	$453,200	$385,220	$200,000	$600,000	$1,638,420

Edwin D. Johnson	$447,020	$379,967	$175,000	$525,000	$1,526,987

Shelley E. Sayward	$300,000	$225,000	$50,000	$150,000	$725,000

Christopher B. Heald	$244,213	$122,107	$50,000	$150,000	$566,320

Executive Compensation Program – Design and Elements

Base Salary

On an annual basis, our Compensation and Human Capital Committee reviews and evaluates for adjustment the base salaries of our named executive officers based on the scope of each executive’s responsibilities, individual contribution, prior experiences and sustained performance. Base salaries are also reviewed and adjusted, as deemed appropriate, in the case of promotions or other significant changes in responsibility. No formulaic base salary increases are provided to our named executive officers, and none of our named executive officers is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. In making decisions regarding salary increases, the Compensation and Human Capital Committee may also draw on the experiences of members of our Board with other companies and its review of independent commercially available salary surveys and publicly available compensation information. After taking into consideration such factors, the Compensation and Human Capital Committee approved annual base salary increases of 3% for our named executive officers for fiscal 2021, except for Ms. Sayward, whose annual base salary increased 25% for fiscal 2021 in connection with her promotion to Senior Vice President and General Counsel.

The following table sets forth the annual base salaries of our named executive officers for fiscal 2021 and fiscal 2020:

Name	Annual Base Salary for Fiscal 2021	Annual Base Salary for Fiscal 2020	Percentage Increase in Base Salary

John W. Casella	$628,300	$610,000	3%

Edmond R. Coletta	$453,200	$440,000	3%

Edwin D. Johnson	$447,020	$434,000	3%

Shelley E. Sayward	$300,000	$240,000	25%

Christopher B. Heald	$244,213	$237,100	3%

Annual Cash Incentive Compensation

Annual incentive compensation is paid to our named executive officers under our Non-Equity Incentive Plan, pursuant to which participants are granted awards that are earned at the end of a specified performance period, subject to the achievement of performance goals established by the Compensation and Human Capital Committee. Performance goals for the applicable fiscal year are established by the Compensation and Human Capital Committee and based on attainment of specified levels of one or any combination of performance measures. The amount of incentive compensation paid to a named executive officer may, in the sole discretion of the Compensation and Human Capital Committee, be less than or more than the amount otherwise payable to such named executive officer based on attainment of performance goals for the applicable fiscal year. No such discretion was used in fiscal 2021, and payouts under the Non-Equity Incentive Plan were consistent with the calculated payout under the performance goals.

Fiscal 2021 target and maximum annual cash incentive amounts

The Compensation and Human Capital Committee determined that each of the Company’s named executive officers would have an opportunity to earn annual incentive compensation for fiscal 2021 based on a percentage of annual base salary. The target annual cash incentive opportunity of each named executive officer for fiscal 2021, based upon the following percentage of the respective officer’s annual base salary, was as follows:

Name	Fiscal 2021 Target Annual Cash Incentive as Percentage of Base Salary	Fiscal 2021 Target Annual Cash Incentive Amount

John W. Casella	150%	$942,450

Edmond R. Coletta	85%	$385,220

Edwin D. Johnson	85%	$379,967

Shelley E. Sayward	75%	$225,000

Christopher B. Heald	50%	$122,107

The maximum annual cash incentive opportunity of each named executive officer for fiscal 2021 was capped at 200% of each named executive officer’s target annual cash incentive opportunity.

Fiscal 2021 performance measures, weightings and goals

In December 2020, the Compensation and Human Capital Committee established performance measures and specific performance goals based solely on our fiscal 2021 budget, and not individual performance, which had to be achieved in order for any annual incentive compensation to be paid to our named executive officers for fiscal 2021. The Compensation and Human Capital Committee evaluated key financial measures and identified and defined Adjusted Operating Income and Adjusted Free Cash Flow, both non-GAAP financial measures, as appropriate drivers of performance under the Non-Equity Incentive Plan for fiscal 2021. All of our named executive officers were assigned the same performance measures and weightings in recognition of their shared responsibility for overall corporate financial performance. The performance measures and weightings for fiscal 2021 annual cash incentive compensation were as follows:

	Fiscal 2021 Performance Measures and Weightings
	Adjusted Operating Income	Adjusted Free Cash Flow (1)
For All Executive Officers	50%	50%

(1)

If Adjusted Free Cash Flow for fiscal 2021 did not exceed a certain minimum amount (“Adjusted Free Cash Flow Gate”), no annual incentive compensation would be paid to the executive officers under the Non-Equity Incentive Plan for fiscal 2021 even if achievement of the Adjusted Operating Income performance goal would have resulted in payment of the annual incentive compensation.

Each performance goal has a performance range built around it, with a corresponding increase or decrease in the associated annual incentive compensation opportunity. The range of performance goals and associated incentive compensation opportunities under the Non-Equity Incentive Plan for fiscal 2021 was expressed in the form of “minimum,” “threshold,” “target” and “maximum” achievement levels. Between each of the achievement levels, results would be interpolated to calculate specific annual incentive compensation award percentages.

Adjusted Free Cash Flow for fiscal 2021 exceeded the Adjusted Free Cash Flow Gate of $62.0 million. The goals and performance ranges for Adjusted Operating Income and Adjusted Free Cash Flow and the degree to which we attained these goals in fiscal 2021 are as follows:

Performance Measure	Weighting	Minimum (0% Payout)	Threshold (60% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Achievement	Payout %

Adjusted Operating Income (1)	50%	$63.2 million	$69.1 million	$71.6 million	$74.1 million	$84.4 million	200%

Adjusted Free Cash Flow (1)	50%	$62.0 million	$71.1 million	$73.6 million	$76.1 million	$95.3 million	200%

					Overall Payout %		200%

(1)

Adjusted Operating Income and Adjusted Free Cash Flow are non-GAAP financial measures. See Appendix A for additional information regarding non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

Fiscal 2021 annual cash incentive payments

As reflected in the table above, we demonstrated solid performance against our performance goals for fiscal 2021, resulting in a payout of that percentage of each named executive officer’s target annual cash incentive amount as set forth in the table below.

Name	Fiscal 2021 Target Annual Cash Incentive Amount	Payout % Against Target	Actual Fiscal 2021 Annual Cash Incentive Amount

John W. Casella	$942,450	200%	$1,884,900

Edmond R. Coletta	$385,220	200%	$770,440

Edwin D. Johnson	$379,967	200%	$759,934

Shelley E. Sayward	$225,000	200%	$450,000

Christopher B. Heald	$122,107	200%	$244,213

Long-Term Incentive Compensation

Our named executive officers are eligible to receive equity awards under our stock incentive plan. We typically make equity awards to our officers and employees as an incentive to enhance long-term stockholder value. Equity awards are typically granted when the person is first hired or receives a promotion or other significant change in responsibility, and thereafter once annually as a part of our broader equity incentive compensation program at a regularly scheduled Compensation and Human Capital Committee meeting early in the fiscal year. Our long-term incentive compensation program includes the granting of awards up to 75% in the form of PSUs and 25% in the form of RSUs. The Compensation and Human Capital Committee believes that this approach to long-term incentive compensation builds upon its pay-for-performance philosophy and provides a balanced focus on stock price appreciation and the achievement of financial metrics that are drivers of long-term stockholder value creation.

Fiscal 2021 Equity Awards

In fiscal 2021, we granted time-based RSUs, each of which represents the right to receive a share of our Class A common stock, to our named executive officers that vest based on continued employment in three equal annual installments beginning on the first anniversary of the date of grant. The RSUs will vest in full, if on or prior to the first anniversary of the date of the consummation of a change of control of the Company, a named executive officer’s service with the Company is terminated without cause. The number of time-based RSUs granted to our named executive officers in fiscal 2021 are as follows:

Name	Number of RSUs Granted

John W. Casella	6,182

Edmond R. Coletta	3,091

Edwin D. Johnson	2,705

Shelley E. Sayward	773

Christopher B. Heald	773

In fiscal 2021, we granted PSUs to each named executive officer, with each PSU award representing the right to receive a percentage of a target number of shares of Class A common stock up to a maximum number of shares of Class A common stock (equal to 240% of the target number of shares if the maximum 200% of the target number of shares is earned based on performance objectives and is further multiplied by a maximum Relative TSR multiplier of 120%). The target number of shares and the maximum number of shares subject to the PSU awards are as follows:

Name	Target Number of Shares Issuable Upon Vesting of PSUs	Maximum Number of Shares Issuable Upon Vesting of PSUs

John W. Casella	18,547	44,513

Edmond R. Coletta	9,274	22,258

Edwin D. Johnson	8,114	19,474

Shelley E. Sayward	2,318	5,563

Christopher B. Heald	2,318	5,563

The vesting of PSUs for each named executive officer will be based upon (i) our level of achievement of Adjusted Free Cash (weighted 50%) and Adjusted EBITDA (weighted 50%) during the third year (the “measurement period”) of our three-year performance period running from January 1, 2021 to December 31, 2023 (the “three-year performance period”) and (ii) a multiplier based on Relative TSR for the three-year performance period, along with continued service through the vesting date. The targets for the performance objectives were set by the Compensation and Human Capital Committee at the beginning of the three-year performance period.

The number of shares of Class A common stock issuable upon vesting of the PSUs at the end of the three-year performance period will be equal to (i) the target number of shares multiplied by (ii) the percentage of the target number of shares that are eligible to vest based on the level of achievement of the performance objectives during the measurement period multiplied by (iii) the Relative TSR multiplier for the three-year performance period. The Relative TSR multiplier would be 80% in the event that the Relative TSR percentile is

25th percentile or less, 90% in the event that the Relative TSR percentile is 25.01 to 50th percentile; 110% in the event that the Relative TSR percentile is 50.01 to 75th percentile; and 120% in the event that the Relative TSR percentile is 75.01 to 100th percentile.

In setting the targets for the PSUs’ performance objectives at the beginning of the three-year performance period, the Compensation and Human Capital Committee approved targets that were aligned with the Company’s long-term strategic plan during the measurement period. The Compensation and Human Capital Committee believed that such targets would be reasonably achievable with strong performance by the Company at the Target attainment level and would require outperformance at the Maximum attainment level.

In connection with Ms. Sayward’s promotion to Senior Vice President and General Counsel, in July 2021 the Compensation and Human Capital Committee granted her a stock option award to purchase 8,396 shares of our Class A common stock. The stock option award vests in equal installments over three years, commencing on the first anniversary of the grant date.

Vesting of Fiscal 2019 PSUs

During fiscal 2019, we granted PSUs to each named executive officer, with each PSU award representing the right to receive a percentage of a target number of shares of Class A common stock up to a maximum number of shares of Class A common stock (equal to 240% of the target number of shares if the maximum 200% of the target number of shares is earned based on performance objectives and is further multiplied by a maximum Relative TSR multiplier of 120%). The number of shares of Class A common stock issuable upon vesting of the PSUs would be equal to (i) the target number of shares, multiplied by (ii) the percentage of such target number of shares that are eligible to vest based on our level of achievement of Adjusted Free Cash Flow (weighted 50%) and Adjusted EBITDA (weighted 50%) during fiscal 2021, multiplied by (iii) a Relative TSR multiplier for the period running from January 1, 2019 to December 31, 2021. The range of performance goals was expressed in the form of “threshold,” “target” and “maximum” achievement levels. Between each of the achievement levels, results would be interpolated within each achievement level to calculate specific percentages of achievement of the performance goals.

The goals and performance ranges for Adjusted Free Cash Flow and Adjusted EBITDA for the fiscal 2019 PSU awards, and the degree to which we achieved these goals in fiscal 2021, are as follows:

Performance Measure	Weighting	Threshold (50% Achievement)	Target (100% Achievement)	Maximum (200% Achievement)	Actual Achievement	Achievement %

Adjusted Free Cash Flow (1)	50%	$65.0 million	$70.0 million	$75.0 million	$95.3 million	200%

Adjusted EBITDA (1)	50%	$165.0 million	$170.0 million	$185.0 million	$203.6 million	200%

				Overall Achievement %		200%

(1)

Adjusted Free Cash Flow and Adjusted EBITDA are non-GAAP financial measures. See Appendix A for additional information regarding non-GAAP financial measures and reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

The overall achievement of 200% of the Adjusted Free Cash Flow and Adjusted EBITDA goals was then subject to adjustment by the Relative TSR Multiplier, which is based on a comparison of our TSR to the TSR of the Russell 2000 Index for the period running from January 1, 2019 to December 31, 2021, determined as follows:

	Relative TSR Percentile	Relative TSR Multiplier

	0 to 25th	80%

	25.01 to 50th	90%

	50.01 to 75th	110%

	75.01 to 100th	120%

Actual Achievement	89.1	120%

The 200% achievement percentage of the Adjusted Free Cash Flow and Adjusted EBITDA goals for fiscal 2021, multiplied by the Relative TSR Multiplier of 120%, resulted in an overall achievement percentage of 240% and the vesting of the maximum 240% of the target number of shares of each named executive officer’s fiscal 2019 PSU awards (other than Ms. Sayward’s 2019 PSU awards, which were granted prior to Ms. Sayward’s appointment as an executive officer and vested at the maximum 180% of the target number of shares) as set forth in the tables below.

Vesting of Fiscal 2019 PSUs

Name	Target Number of Shares	Maximum Number of Shares	Achievement %	Actual Number of Shares Issued

John W. Casella	25,825	61,980	240%	61,980

Edmond R. Coletta	15,065	36,156	240%	36,156

Edwin D. Johnson	15,065	36,156	240%	36,156

Shelley E. Sayward	391	704	180%	704

Christopher B. Heald	4,304	10,330	240%	10,330

Benefits and Other Compensation

We maintain broad based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Our named executive officers are eligible to participate in all of our employee benefit plans, in each case, on the same basis as other employees.

We provide limited perquisites to our named executive officers. In fiscal 2021, we provided contributions to a 401(k) plan for all named executive officers, life insurance premium payments for Mr. Johnson, car allowances for Messrs. Casella, Coletta and Johnson and Ms. Sayward, and car allowance tax gross up payments for Messrs. Casella, Coletta and Johnson. These items are detailed in the Summary Compensation Table below. We provide these benefits because we believe it is reasonable, competitive and consistent with our overall executive compensation program.

Severance and Change-of-Control Benefits

Pursuant to employment agreements we have entered into with our named executive officers, each such named executive officer is entitled to specified benefits in the event of the termination of his or her employment under specified circumstances, including termination following a change of control of the Company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “— Potential Payments Upon Termination or Change of Control” below.

Mr. Heald’s Retirement

Effective as of March 31, 2022, Mr. Heald retired from his position as Vice President of Finance and Chief Accounting Officer, and transitioned into the role of Finance Advisor, effective as of April 1, 2022. We entered into an amended and restated employment agreement governing his role as Finance Advisor for the period beginning on April 1, 2022 and ending March 31, 2023 unless sooner terminated in accordance with such agreement.

The amended and restated employment agreement with Mr. Heald is described further below in “— Potential Payments Upon Termination or Change of Control — Employment Agreements.”

Executive Officer Stock Ownership Policy

We have adopted an executive officer stock ownership policy reflective of the Board’s view that all executive officers should have a significant personal investment in the Company through their ownership of shares of Class A common stock. Our stock ownership policy is applicable to all executive officers who are required to file reports pursuant to Section 16 of the Exchange Act and requires such executive officers to hold shares of Class A common stock or other equity rights, including restricted stock with time-based vesting, vested stock options and restricted stock units with time-based vesting, with a value at least equal to the following multiple of the individual’s respective base salary: Chief Executive Officer: 3X, President/Chief Operating Officer: 2X, Chief Financial Officer: 2X and our other executive officers: 1X. The stock ownership requirement will be measured as to each executive officer as of March 1 (the “measurement date”) of each year. In the event that an executive officer does not satisfy the stock ownership requirement as of any measurement date, then such executive officer is required to retain all shares of Class A common stock held by such executive officer, subject to certain exceptions, and any shares thereafter acquired by such executive officer until such time as such executive officer satisfies the stock ownership requirement. As of March 1, 2022, all of our executive officers were in compliance with the executive officer stock ownership policy.

Compensation Clawback Policy

In September 2015, we adopted a Compensation Clawback Policy that applies to our current or former executive officers (“covered officers”) and other applicable employees. Under the Compensation Clawback Policy, in the event of a restatement of our financial results due to the material noncompliance with any financial reporting requirement under the securities laws, regardless of fault, we will use reasonable efforts to recover cash and equity incentive-based compensation from covered officers that was: (i) based on the erroneous data; (ii) paid during the three-year period preceding the date on which the accounting restatement is required to be prepared; and (iii) in excess of what would have been paid under the accounting restatement. In the event that the Board determines in its sole discretion that a covered officer’s or another current or former employee’s act or omission involving willful misconduct or fraud contributed to the circumstances requiring the restatement, then we will use reasonable efforts to recover from such covered officer or current or former employee, up to 100% of cash and equity incentive-based compensation paid during the three-year period preceding the date on which the accounting restatement is required to be prepared.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction for public companies for compensation in excess of $1.0 million paid in any taxable year to each of certain of the company’s current and former executive officers. Historically, compensation that qualified under Section 162(m) as performance-based compensation was not subject to the deduction limitation. However, subject to certain transition rules, the Tax Cuts and Jobs Act, signed into law in December 2017, eliminated the performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1.0 million paid to the specified executives that is not covered by the transition rules will not be deductible by us. While the Compensation and Human Capital Committee generally considers the financial accounting and tax implications to us of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers in fiscal 2021.

Compensation and Human Capital Committee Report

Our Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation and Human Capital Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation and Human Capital Committee of the Board of Directors of Casella Waste Systems, Inc.

William P. Hulligan, Chair

Emily Nagle Green

Rose Stuckey Kirk

Gary Sova

Summary Compensation

The following table sets forth the total compensation earned by, paid to or granted to our named executive officers during the fiscal years indicated.

Summary Compensation Table

Name and Principal Position(s)	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non- Equity Incentive Plan Com- pensation ($)	All Other Compensation ($) (3)	Total ($)

John W. Casella	2021	628,300	1,695,668	—	1,884,900	25,086	4,233,954
Chairman and Chief Executive Officer	2020	610,000	1,788,448	—	1,376,667	19,123	3,794,238
	2019	575,000	1,300,455	—	816,642	29,493	2,721,590

Edmond R. Coletta	2021	453,200	847,870	—	770,440	19,384	2,090,894
Senior Vice President and Chief Financial Officer	2020	440,000	894,199	—	562,703	9,313	1,906,215
	2019	400,000	758,620	—	321,923	10,562	1,491,105

Edwin D. Johnson	2021	447,020	741,858	—	759,934	21,111	1,969,923
President and Chief Operating Officer	2020	434,000	782,401	—	555,030	12,856	1,784,287
	2019	421,362	758,620	—	339,115	12,308	1,531,405

Shelley E. Sayward	2021	300,000	211,948	199,972	450,000	16,114	1,178,034
Senior Vice President and General Counsel

Christopher B. Heald (4)	2021	244,213	211,948	—	244,213	8,452	708,826
Finance Advisor and Former Vice President of Finance and Chief Accounting Officer	2020	237,100	223,551	—	178,365	1,500	640,516
	2019	218,484	216,747	—	103,434	1,000	539,665

(1)

Amounts shown in this column reflect the aggregate grant date fair value of RSUs and PSUs granted under our 2016 Incentive Plan, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used to calculate the grant date fair value of PSUs are set forth in Note 13 to our Consolidated Financial Statements included in the 2021 Form 10-K. The grant date fair value of RSUs is based upon the last reported sales price of our Class A common stock on the Nasdaq Stock Market on the grant date. The grant date fair value of PSUs granted in fiscal 2021 is based on the probable outcome of the applicable performance conditions which reflects the target level of performance. The grant date fair value of PSUs granted in fiscal 2021 based on attainment of the maximum level of performance is as follows: $3,109,678 for Mr. John Casella, $1,554,944 for Mr. Coletta, $1,360,454 for Mr. Johnson, $388,631 for Ms. Sayward and $388,631 for Mr. Heald.

(2)

Reflects the aggregate grant date fair value for stock options granted under our 2016 Incentive Plan in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value of stock options are set forth in Note 13 to our Consolidated Financial Statements included in the 2021 Form 10-K.

(3)

The amounts reported in All Other Compensation reflect, for each named executive officer, the sum of (a) the dollar value of life insurance premiums we paid, (b) the amount we contributed to the 401(k) plan, (c) the amount of tax gross-ups we paid and (d) the incremental cost to us of all perquisites and other personal benefits. The following table sets forth All Other Compensation paid to or accrued by our named executive officers in 2021, 2020 and 2019:

Name	Year	Life Insurance Premiums ($)	401(k) Plan Matching Contributions ($)	Car Allowance and Usage ($)	Tax Gross-Up Payments ($)
John W. Casella	2021	—	9,750	7,599	7,737	(a)
	2020	3,702	1,500	6,912	7,009	(a)
	2019	12,825	1,000	7,779	7,889	(a)
Edmond R. Coletta	2021	—	9,750	7,801	1,833	(a)
	2020	—	1,500	6,900	913	(a)
	2019	—	1,000	7,769	1,793	(a)
Edwin D. Johnson	2021	897	9,750	9,120	1,344	(a)
	2020	897	1,500	9,120	1,339	(a)
	2019	897	1,000	9,096	1,315	(a)
Shelley E. Sayward	2021	—	8,914	7,200	—
Christopher B. Heald	2021	—	8,452	—	—
	2020	—	1,500	—	—
	2019	—	1,000	—	—

(a)	This amount consists of a tax gross up provided with respect to car allowance and usage.

(4)

Effective as of March 31, 2022, Mr. Heald retired from his position as Vice President of Finance and Chief Accounting Officer, and transitioned into the role of Finance Advisor, effective as of April 1, 2022.

Grants of Plan-Based Awards

The following table sets forth information plan-based awards granted to our named executive officers during fiscal 2021.

Fiscal 2021 Grants of Plan-Based Awards

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John W. Casella	N/A	N/A	—	942,450	1,884,900	—	—	—	—	—	—	—
	3/12/2021	3/9/2021	—	—	—	—	—	—	6,182	—	—	399,975
	3/12/2021	3/9/2021	—	—	—	—	18,547	44,513	—	—	—	1,295,693
Edmond R. Coletta	N/A	N/A	—	385,220	770,440	—	—	—	—	—	—	—
	3/12/2021	3/9/2021	—	—	—	—	—	—	3,091	—	—	199,988
	3/12/2021	3/9/2021	—	—	—	—	9,274	22,258	—	—	—	647,882
Edwin D. Johnson	N/A	N/A	—	379,967	759,934	—	—	—	—	—	—	—
	3/12/2021	3/9/2021	—	—	—	—	—	—	2,705	—	—	175,014
	3/12/2021	3/9/2021	—	—	—	—	8,114	19,474	—	—	—	566,844
Shelley E. Sayward	N/A	N/A	—	225,000	450,000	—	—	—	—	—	—	—
	3/12/2021	3/9/2021	—	—	—	—	—	—	773	—	—	50,013
	3/12/2021	3/9/2021	—	—	—	—	2,318	5,563	—	—	—	161,935
	7/30/2021	7/28/2021	—	—	—	—	—	—	—	8,396	68.78	199,972
Christopher B. Heald	N/A	N/A	—	122,107	244,213	—	—	—	—	—	—	—
	3/12/2021	3/9/2021	—	—	—	—	—	—	773	—	—	50,013
	3/12/2021	3/9/2021	—	—	—	—	2,318	5,563	—	—	—	161,935

(1)

The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts payable as annual cash incentive compensation under the Non-Equity Incentive Plan, respectively. The actual amounts earned in fiscal 2021 are reflected in the Summary Compensation Table above and were as follows:

Name	Actual Payout Under Non-Equity Incentive Plan for Fiscal 2021

John W. Casella	$1,884,900

Edmond R. Coletta	$770,440

Edwin D. Johnson	$759,934

Shelley E. Sayward	$450,000

Christopher B. Heald	$244,213

(2)

Represents PSUs granted under our 2016 Incentive Plan. The PSUs vest based on (i) our level of achievement of Adjusted Free Cash Flow and Adjusted EBITDA during the third year of our three-year performance period running from January 1, 2021 to December 31, 2023 and (ii) a Relative TSR multiplier for the period running from January 1, 2021 to December 31, 2023.

(3)

Represents RSUs granted under our 2016 Incentive Plan. The RSUs vest based on continued employment in equal annual installments over a three-year period beginning on the first anniversary of the date of grant.

(4)	Represents a stock option award granted under our 2016 Incentive Plan. The stock option award vests in equal installments over three years, commencing on the first anniversary of the grant date.

(5)	The exercise price per share is equal to the last reported sales price of our Class A common stock on the Nasdaq Stock Market on the grant date.

(6)

The grant date fair value of RSUs is based on the last reported sales price of our Class A common stock on the Nasdaq Stock Market on the grant date. The grant date fair value of PSUs is calculated in accordance with FASB ASC Topic 718 using a Monte Carlo pricing model as set forth in Note 13 of our Consolidated Financial Statements included in the 2021 Form 10-K and is based on the probable outcome of the applicable performance conditions which reflects the target level of performance. The grant date fair value of stock options is calculated in accordance with FASB ASC Topic 718 using a Black-Scholes valuation model as set forth in Note 13 of our Consolidated Financial Statements included in the 2021 Form 10-K.

Information Relating to Equity Awards and Holdings

The following table sets forth information regarding outstanding unexercised options and stock units that have not vested and related information for each of our named executive officers as of December 31, 2021.

Outstanding Equity Awards at December 31, 2021

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
John W. Casella	724	—		5.54	12/12/2023	—		—	—		—
	27,940	—		12.48	11/16/2026	—		—	—		—
	—	—		—	—	2,899	(1)	247,633	—		—
	—	—		—	—	6,140	(2)	524,479	—		—
	—	—		—	—	6,182	(3)	528,066	—		—
	—	—		—	—	—		—	27,631	(4)	2,360,240
	—	—		—	—	—		—	18,547	(5)	1,584,285
Edmond R. Coletta	—	—		—	—	1,691	(1)	144,445	—		—
	—	—		—	—	3,070	(2)	262,239	—		—
	—	—		—	—	3,091	(3)	264,033	—		—
	—	—		—	—	—		—	13,815	(4)	1,180,077
	—	—		—	—	—		—	9,274	(5)	792,185
Edwin D. Johnson	8,497	—		5.71	12/10/2023	—		—	—		—
	9,964	—		12.48	11/16/2026	—		—	—		—
	—	—		—	—	1,691	(1)	144,445	—		—
	—	—		—	—	2,686	(2)	229,438	—		—
	—	—		—	—	2,705	(3)	231,061	—		—
	—	—		—	—	—		—	12,088	(4)	1,032,557
	—	—		—	—	—		—	8,114	(5)	693,098
Shelley E. Sayward	—	8,396	(6)	68.78	7/29/2031	—		—	—		—
	—	—		—	—	132	(1)	11,275	—		—
	—	—		—	—	435	(2)	37,158	—		—
	—	—		—	—	773	(3)	66,030	—		—
	—	—		—	—	—		—	653	(4)	55,779
	—	—		—	—	—		—	2,318	(5)	198,004
Christopher B. Heald	—	—		—	—	483	(1)	41,258	—		—
	—	—		—	—	767	(2)	65,517	—		—
	—	—		—	—	773	(3)	66,030	—		—
	—	—		—	—	—		—	3,454	(4)	295,041
	—	—		—	—	—		—	2,318	(5)	198,004

(1)	Represents RSUs granted on March 12, 2019. RSUs vest based on continued employment in equal annual installments over a three-year period beginning on the first anniversary of the date of grant.

(2)	Represents RSUs granted on March 12, 2020. RSUs vest based on continued employment in equal annual installments over a three-year period beginning on the first anniversary of the date of grant.

(3)	Represents RSUs granted on March 12, 2021. RSUs vest based on continued employment in equal annual installments over a three-year period beginning on the first anniversary of the date of grant.

(4)

Represents PSUs granted on March 12, 2020 at the target award level. The PSUs vest based on (i) our level of achievement of Adjusted Free Cash Flow and Adjusted EBITDA during the third year of our three-year performance period running from January 1, 2020 to December 31, 2022 and (ii) a Relative TSR multiplier for the period running from January 1, 2020 to December 31, 2022.

(5)

Represents PSUs granted on March 12, 2021 at the target award level. The PSUs vest based on (i) our level of achievement of Adjusted Free Cash Flow and Adjusted EBITDA during the third year of our three-year performance period running from January 1, 2021 to December 31, 2023 and (ii) a Relative TSR multiplier for the period running from January 1, 2021 to December 31, 2023.

(6)	Represents a stock option award granted on July 30, 2021. The stock option award vests in equal installments over three years, commencing on the first anniversary of the grant date.

Option Exercises and Stock Vested During Fiscal 2021

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)

John W. Casella	—	—	72,169	5,077,163

Edmond R. Coletta	—	—	41,844	2,945,213

Edwin D. Johnson	—	—	41,652	2,932,791

Shelley E. Sayward	—	—	1,246	85,249

Christopher B. Heald	—	—	11,901	837,966

(1)	Number of shares acquired on vesting of stock awards is the gross number of shares vested.

Potential Payments Upon Termination or Change of Control

Employment Agreements

We have employment agreements with Messrs. John Casella, Johnson and Coletta and Ms. Sayward, which we entered into as follows: Mr. John Casella: December 8, 1999, as amended on December 30, 2008; Mr. Johnson: July 6, 2010, as amended on December 29, 2010 and February 12, 2013; Mr. Coletta: September 1, 2012, as amended on February 17, 2021; and Ms. Sayward: January 1, 2021. In addition, we entered into an amended and restated employment agreement with Mr. Heald on October 25, 2021, effective as of March 31, 2022, governing his role as Finance Advisor.

Each of Messrs. John Casella’s and Johnson’s employment agreement has an initial term of three years and is automatically renewable for additional one-year terms thereafter unless terminated by either party pursuant to the terms of the agreement. Each of Mr. Coletta’s and Ms. Sayward’s employment agreement has an initial term of one year and is automatically renewable for additional one-year terms thereafter unless terminated by either party pursuant to the terms of the agreement. Pursuant to the terms of their employment agreements, each of Messrs. John Casella, Johnson and Coletta and Ms. Sayward is entitled to a specified annual base salary, subject to adjustment as set forth in the agreement, an annual bonus consisting of cash, stock awards or a combination of cash and stock awards, in an amount determined by the Compensation and Human Capital Committee each fiscal year, and a severance package upon the termination of employment. The base salary and bonus components of their compensation are described above under “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Base Salary” and “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Annual Cash Incentive Compensation”. Mr. Heald’s employment agreement was amended and restated in connection with his transition to the role of Finance Advisor for the period beginning April 1, 2022 and ending March 31, 2023, as further described below.

Mr. John Casella has agreed not to compete with us for a period of two years after the termination of his employment within 300 miles of any facility operated by us during the term of his employment and not to solicit our customers, accounts or employees for a period of two years after the termination of his employment. Each of Messrs. Johnson, Coletta and Heald and Ms. Sayward has agreed not to compete with us for a period of one year after the termination of his or her employment within 100 miles of any facility operated by us during the term of his or her employment and not to solicit our customers, accounts or employees for a period of one year after the termination of his or her employment. In the event that Mr. John Casella terminates his employment voluntarily and is not entitled to severance, the non-compete provisions of his agreement would not apply unless we continue to pay his base salary and any termination benefits or payments required under his agreement.

In the event Mr. John Casella’s employment is terminated by us other than for cause (as defined below), he will be entitled to payment of an amount equal to (a) three times the sum of (i) the highest annual base salary paid to him at any time prior to his termination, payable bi-weekly or otherwise in accordance with Company payroll practices, commencing immediately upon termination and (ii) the higher of the most recent bonus paid to him at any time prior to his termination or 50% of his annual base salary immediately prior to such termination, payable in a lump sum within 60 days of such termination, plus (b) an amount in cash equal to the value of any accrued but unpaid or unused, as applicable, base salary, bonus and vacation, payable in an immediate lump sum. In addition, Mr. John Casella will continue to receive healthcare and other benefits for a period of three years from the date of termination. In the event that Mr. John Casella terminates his employment with us for good reason or qualified good reason (as defined below), he will receive the severance payments and benefits described in the preceding two sentences plus an additional payment intended to compensate him for excise taxes under Section 4999 of the Code, if any, payable in connection with the severance payments and benefits. For the purposes of Mr. John Casella’s employment agreement, “good reason” means the occurrence of (a) a change of control, accompanied by, or followed within the 12-month period after a change of control by (b)(i) the assignment to the employee of any duties inconsistent with his status prior to the change of control, (ii) a material adverse alteration in the nature or status of the employee’s responsibilities from those provided in the agreement or the transfer of a significant portion of such responsibilities to one or more other persons, (iii) a material diminution in his base compensation or (iv) a material change in the geographic location at which he must perform services for us. For the purposes of Mr. John Casella’s employment agreement, “qualified good reason” means the occurrence of one of the events under clause (b)(i), (ii) or (iii) of the preceding definition of good reason. In the event Mr. John Casella’s employment is terminated upon his death, his written designee, spouse or estate, as applicable, will be entitled to the severance payments described in the first sentence of this paragraph as well as healthcare and other benefits for a period of one year from the date of death. In the event Mr. John Casella’s employment is terminated by us for disability, he will be entitled to the severance payments described in the first sentence of this paragraph as well as healthcare and other benefits for a period of one year from the date of such termination.

In the event Mr. Coletta’s employment is terminated by us without cause, he will be entitled to payment of an amount equal to (a) the sum of (i) the highest annual base salary paid to him at any time prior to such termination, payable bi-weekly in accordance with the Company’s payroll procedures, commencing immediately upon termination, and (ii) his target annual cash incentive compensation opportunity under the Non-Equity

Incentive Plan for the fiscal year in which such termination occurs, payable in a lump sum within 60 days of the date of such termination and (b) an amount in cash equal to any accrued but unpaid or unused, as applicable, base salary, bonus and vacation, payable in a lump sum immediately upon termination. In addition, Mr. Coletta will continue to receive healthcare and other benefits for a period of one year from the date of termination. Any stock options or equity grants issued by us to Mr. Coletta will become exercisable or vested in full upon termination without cause. In the event that Mr. Coletta terminates his employment for good reason, defined as the assignment of any duties inconsistent with his status as Senior Vice President, Chief Financial Officer and Treasurer, a material adverse alteration in the nature or status of his responsibilities from those provided in the agreement or the transfer of a significant portion of such responsibilities to one or more other persons, a material diminution in his base compensation, or a material change in the geographic location at which he must perform services for us, Mr. Coletta will be entitled to receive the severance payments and benefits described in the preceding three sentences plus an additional payment intended to compensate him for excise taxes under Section 4999 of the Code, if any, payable in connection with the severance payments and benefits. In the event Mr. Coletta’s employment is terminated upon his death, his written designee, spouse or estate, as applicable, will be entitled to the payments described in the first sentence of this paragraph. In the event Mr. Coletta’s employment is terminated by us for disability, he will be entitled to the severance payments and benefits described in the first two sentences of this paragraph.

In the event Mr. Johnson’s employment is terminated by us without cause, he will be entitled to payment of an amount equal to (a) the sum of (i) two times the highest annual base salary paid to him at any time prior to such termination, payable bi-weekly in accordance with Company payroll procedures, commencing immediately upon termination and (ii) two times his target annual cash incentive compensation opportunity under the Non-Equity Incentive Plan for the fiscal year in which such termination occurs, payable in a lump sum within 60 days of the date of such termination and (b) an amount in cash equal to the value of any accrued but unpaid or unused, as applicable, base salary, bonus and vacation, payable in a lump sum immediately upon termination. In addition, Mr. Johnson will continue to receive healthcare and other benefits for a period of two years from the date of termination. Any stock options or equity grants issued by us to Mr. Johnson will become exercisable or vested in full upon termination without cause. In the event that Mr. Johnson terminates his employment with us for good reason, defined as the assignment of any duties inconsistent with his status as President and Chief Operating Officer at a publicly traded company, a material adverse alteration in the nature or status of his responsibilities from those provided in the agreement or the transfer of a significant portion of such responsibilities to one or more other persons, or a material diminution in his compensation, Mr. Johnson will receive the severance payments and benefits described in the preceding three sentences and an additional payment intended to compensate him for excise taxes under Section 4999 of the Code, if any, payable in connection with the severance payments and benefits. In the event Mr. Johnson’s employment is terminated upon his death, his written designee, spouse or estate, as applicable, will be entitled to the payments described in the first sentence of this paragraph. In the event Mr. Johnson’s employment is terminated by us for disability, he will be entitled to the severance payments and benefits described in the first two sentences of this paragraph.

In the event Ms. Sayward’s employment is terminated by us without cause, she will be entitled to payment of an amount equal to (a) the sum of (i) the highest annual base salary paid to her at any time prior to such termination, payable bi-weekly in accordance with Company pay roll procedures, commencing within 60 days of such termination and (ii) her target annual cash incentive compensation opportunity under the Non-Equity Incentive Plan for the fiscal year in which such termination occurs, payable in a lump sum within 60 days of such termination and (b) an amount in cash equal to (i) any accrued but unpaid base salary, payable in a lump sum immediately upon such termination, (ii) any bonus relating to the prior fiscal year which, as of the date of termination, has been determined by us pursuant to her agreement but not yet paid prior to the date of termination, payable in a lump sum within 60 days of the date of such termination, and (iii) any vacation accrued but unused prior to the date of termination, payable in a lump sum within 60 days of the date of such termination. In addition, Ms. Sayward will continue to receive healthcare benefits for a period of one year from the date of termination. Any stock options, RSUs or other equity grants issued by us to Ms. Sayward will become exercisable or vested in full upon termination without cause. In the event that Ms. Sayward terminates her employment for good reason, defined as the assignment of any duties inconsistent with her status as Senior Vice President of the Company, a material adverse alteration in the nature or status of her responsibilities from those provided in the agreement or the transfer of a significant portion of such responsibilities to one or more other persons, a material diminution in her base compensation, or a material change in the geographic location at which she must perform services for us, Ms. Sayward will be entitled to receive the severance payments and benefits described in the preceding three sentences. In the event Ms. Sayward’s employment is terminated upon her death, her written designee, spouse or estate, as applicable, will be entitled to the payments described in the first sentence of this paragraph. In the event Ms. Sayward’s employment is terminated by us for disability, she will be entitled to the severance payments and benefits described in the first two sentences of this paragraph.

For purposes of each agreement discussed above, “cause” means the discharge of the employee resulting from (a) a conviction of a crime involving us; (b) an act or omission which has a material adverse effect on us; (c) fraud, misappropriation or embezzlement; or (d) the breach in any material respect of the material terms and provisions of the agreement.

The severance benefits described above were extended to Messrs. John Casella and Coletta and Ms. Sayward as an inducement to their decisions to continue to remain employed by us and, in the case of Mr. Johnson, as an inducement to accept employment with us. At the time each of such agreements was entered into, our Board considered a number of factors, including severance arrangements offered by comparable companies, the importance of the respective employee to our ongoing success and the benefits of receiving a non-competition and non-solicitation covenant from the respective employee in exchange for the agreed severance. The Compensation and Human Capital Committee considers the severance benefits to be separate from the compensation payable to employees for their ongoing services and accordingly does not consider the value of the severance package when setting current compensation.

Mr. Heald’s employment agreement, entered into March 1, 2016, as amended on February 17, 2021 and in effect prior to its amendment and restatement effective as of March 31, 2022, provided that in the event Mr. Heald’s employment was terminated by us without cause, he would be entitled to payment of an amount equal to (a) the sum of (i) the highest annual base salary paid to him at any time prior to such termination, payable bi-weekly in accordance with the Company’s pay roll procedures, commencing within 60 days of such termination, and (ii) his target annual cash incentive compensation opportunity under the Non-Equity Incentive Plan for the fiscal year in which such termination occurs, payable in a lump sum within 60 days of such termination, and (b) an amount in cash equal to (i) any accrued but unpaid base salary, payable in a lump sum immediately upon such termination, (ii) any bonus relating to the prior fiscal year which, as of the date of termination, has been determined by us pursuant to his agreement but not yet paid prior to the date of termination, payable in a lump sum within 60 days of the date of such termination, and (iii) any vacation accrued but unused prior to the date of termination, payable in a lump sum within 60 days of the date of such termination. In addition, Mr. Heald would continue to receive healthcare benefits for a period of one year from the date of termination. Any stock options or equity grants issued by us to Mr. Heald would become exercisable or vested in full upon termination without cause. In the event that Mr. Heald terminated his employment for good reason, defined as the assignment of any duties inconsistent with his status as Vice President and Chief Accounting Officer, a material adverse alteration in the nature or status of his responsibilities from those provided in the agreement or the transfer of a significant portion of such responsibilities to one or more other persons, a material diminution in his base compensation, or a material change in the geographic location at which he must perform services for us, Mr. Heald would be entitled to receive the severance payments and benefits described in the preceding three sentences. In the event Mr. Heald’s employment was terminated upon his death, his written designee, spouse or estate, as applicable, would be entitled to the payments described in the first sentence of this paragraph. In the event Mr. Heald’s employment was terminated by us for disability, he would be entitled to the severance payments and benefits described in the first two sentences of this paragraph.

In connection with Mr. Heald’s retirement from his position as Vice President of Finance and Chief Accounting Officer and his transition into the role of Finance Advisor, we entered into an amended and restated

employment agreement with Mr. Heald, effective as of March 31, 2022. Pursuant to the terms of the amended and restated employment agreement, for a period beginning on March 31, 2022 and ending on March 31, 2023 unless sooner terminated in accordance with the agreement, Mr. Heald will receive an annual base salary of $100,000. In the event of a termination of Mr. Heald’s employment without “cause” (as such term is defined in the agreement) prior to March 31, 2023, Mr. Heald will be entitled to (i) the amount of base salary payments he would have received between his termination date and March 31, 2023 had he remained employed by us through March 31, 2023; (ii) group medical and dental insurance benefits for the period of time from his termination date through March 31, 2023; and (iii) vesting in full of RSU awards granted to him in 2020 and 2021, and accelerated vesting of the time-based vesting of the PSU award granted to him in 2020, with such PSU award remaining subject to the performance vesting requirements of such award and with the number of shares of class A common stock that Mr. Heald ultimately vests in with respect to the PSU award determined in the same manner and on the same terms as are applicable to other senior executive holders of such grant. If not earlier terminated, Mr. Heald’s employment will end on March 31, 2023 and upon such event he will be entitled to accelerated vesting of the RSU award granted to him in 2021. The amended and restated employment agreement also provides that Mr. Heald is subject to covenants not to compete and not to solicit during the term of the agreement and for a period of one year thereafter.

Equity Award Agreements

Under the terms of each named executive officer’s restricted stock unit agreements under our 2016 Incentive Plan, if the named executive officer’s employment is terminated as a result of the officer’s death or disability, by the Company without Cause or by the officer for Good Reason (as such terms are defined in the applicable restricted stock unit agreement) or by the Company without Cause on or prior to the first anniversary of the date of consummation of a Change in Control Event (as defined in our 2016 Incentive Plan), then all unvested RSUs will vest immediately.

Under the terms of each named executive officer’s performance-based stock unit agreements under our 2016 Incentive Plan, if the named executive officer’s employment is terminated by the Company without Cause or by the officer for Good Reason (as such terms are defined in the applicable performance-based stock unit agreement) during the performance period, then notwithstanding anything to the contrary in any employment, severance or other agreement between the named executive officer and the Company, the PSU award will remain outstanding and vest as set forth in the applicable performance-based stock unit agreement as if the officer had remained employed by the Company through the end of the performance period. Upon the occurrence of a Change in Control Event (as defined in our 2016 Incentive Plan), the acquiring or succeeding entity will assume each outstanding PSU such that, following the consummation of the Change in Control Event, the PSU will confer the officer with the right to receive, for each share of Class A common stock subject to the award, the consideration received by each holder of Class A common stock immediately prior to the Change in Control Event, or replacement award, provided that (a) the vesting of such replacement award shall only be subject to the continued service requirement in the applicable performance-based stock unit agreement through the end of the performance period and will not be subject to achievement of the performance goals set forth in the agreement and (b) the amount of cash, securities or other property subject to such replacement award will be determined assuming that the number of shares subject to the PSU is equal to the greater of (i) the Target Number of Shares (as defined in the applicable performance-based stock unit agreement) and (ii) such number of shares as the Compensation and Human Capital Committee will determine in its sole discretion exercised in good faith based upon the projected level of achievement of the applicable performance goals for the performance period. In the event that the officer’s employment is terminated by either the Company or its successor without Cause or by the officer for Good Reason, in either case within twelve months following a Change in Control Event, the remaining unvested portion of the replacement award will become vested as of the date of the officer’s termination of employment. In the event that the acquiring or succeeding entity refuses to assume the PSUs and grant replacement awards in connection with a Change in Control Event, the PSU award will become vested, immediately prior to the Change in Control Event, with respect to a number of shares equal to the greater of (i) the Target Number of Shares and (ii) such number of shares as the Compensation and Human Capital

Committee shall determine in its sole discretion exercised in good faith based upon the projected level of achievement of the applicable performance goals for the performance period. If an officer dies or is disabled prior to the end of the performance period, then the PSUs will vest as to a number of shares equal to the greater of the Target Number of Shares for the performance period and such number of shares as the Compensation and Human Capital Committee will determine in its sole discretion exercised in good faith based upon the projected level of achievement of the applicable performance goals for the performance period as if the death or disability had not occurred.

Summary of Potential Payments Upon Termination or Change of Control as of December 31, 2021

The following tables quantify the amounts that would be payable to our named executive officers upon termination of their employment under the circumstances described above under “Employment Agreements”, “Equity Award Agreements” and a change in control of the Company. We calculated the amounts shown based upon each such named executive officer’s employment agreement and equity award agreements, as applicable, described above and upon the hypothetical assumption that each named executive officer’s employment terminated effective December 31, 2021.

	Termination Without Cause
Name	Cash Payments ($) (1)	Value of Benefits ($) (2)	Value of RSUs with Accelerated Vesting ($)	Value of Options with Accelerated Vesting ($)

John W. Casella	6,014,901	62,903	1,300,178	—

Edmond R. Coletta	838,420	23,789	670,718	—

Edwin D. Johnson	1,653,974	53,054	604,944	—

Shelley E. Sayward	525,000	8,319	114,463	139,709

Christopher B. Heald	366,320	23,024	172,805	—

	Termination for Good Reason
Name	Cash Payments ($) (1)	Value of Benefits ($) (2)	Value of RSUs with Accelerated Vesting ($)	Value of Options with Accelerated Vesting ($)

John W. Casella	6,014,901	62,903	1,300,178	—

Edmond R. Coletta	838,420	23,789	670,718	—

Edwin D. Johnson	1,653,974	53,054	604,944	—

Shelley E. Sayward	525,000	8,319	114,463	139,709

Christopher B. Heald	366,320	23,024	172,805	—

	Change in Control with Termination Without Cause or for Good Reason
Name	Cash Payments ($) (1)	Value of Benefits ($) (2)	Tax Reimbursement ($) (3)	Value of RSUs and PSUs with Accelerated Vesting ($) (4)	Value of Options with Accelerated Vesting ($) (4)

John W. Casella	6,014,901	62,903	—	5,244,703	—

Edmond R. Coletta	838,420	23,789	—	2,642,980	—

Edwin D. Johnson	1,653,974	53,054	—	2,330,599	—

Shelley E. Sayward	525,000	8,319	—	368,246	139,709

Christopher B. Heald	366,320	23,024	—	665,849	—

	Termination for Disability
Name	Cash Payments ($) (1)	Value of Benefits ($) (5)	Value of RSUs and PSUs with Accelerated Vesting ($)	Value of Options with Accelerated Vesting ($)

John W. Casella	6,014,901	20,968	5,244,703	—

Edmond R. Coletta	838,420	23,789	2,642,980	—

Edwin D. Johnson	1,653,974	53,054	2,330,599	—

Shelley E. Sayward	525,000	8,319	368,246	139,709

Christopher B. Heald	366,320	23,024	665,849	—

	Automatically Upon Death
Name	Cash Payments ($) (1)	Value of Benefits ($) (6)	Value of RSUs and PSUS with Accelerated Vesting ($)	Value of Options with Accelerated Vesting ($)

John W. Casella	6,014,901	9,456	5,244,703	—

Edmond R. Coletta	838,420	—	2,642,980	—

Edwin D. Johnson	1,653,974	—	2,330,599	—

Shelley E. Sayward	525,000	—	368,246	139,709

Christopher B. Heald	366,320	—	665,849	—

(1)

The amounts in this column reflect payments, as described above, equal to a multiple of annual base salary in effect on December 31, 2021, and a bonus or other amount equal to a percentage of the base salary or annual cash incentive compensation for each named executive officer in accordance with the terms of his or her employment agreement.

(2)

The amounts in this column reflect payments for monthly COBRA premiums for continued health, dental and vision coverage, as well as payments for life insurance premiums for Messrs. John Casella, Coletta and Johnson as of December 31, 2021 and payments for monthly COBRA premiums for continued health and dental coverage for Ms. Sayward and Mr. Heald as of December 31, 2021. For Mr. John Casella, payment of these benefits will continue for a period of three years, for each of Messrs.

Coletta and Heald and Ms. Sayward, a period of one year and for Mr. Johnson, a period of two years from the date of termination.

(3)

The amounts in this column reflect additional payments intended to compensate the named executive officers for excise taxes under Section 4999 of the Code, if any, payable in connection with severance payments and benefits in accordance with the terms of their employment agreements, other than Ms. Sayward’s and Mr. Heald’s employment agreements, which do not provide for such a payment. Such payments will only be received by a named executive officer in the event of the termination of employment by the named executive officer for good reason following a change in control of the Company.

(4)

The value of accelerated unvested RSUs is based on the last reported sales price of our Class A common stock on the Nasdaq Stock Market on the last trading day of fiscal 2021 multiplied by the number of accelerated units. The value of accelerated unvested PSUs is based on the last reported sales price of our Class A common stock on the Nasdaq Stock Market on the last trading day of fiscal 2021 multiplied by the Target Number of Shares (as defined in the applicable performance-based stock unit agreement). The value of accelerated unvested stock options is calculated by taking the difference between the last reported sales price of our Class A common stock on the Nasdaq Stock Market on the last trading day of fiscal 2021 and the exercise price and multiplying it by the number of shares of Class A common stock underlying the unvested stock options (as defined in the applicable stock option agreement).

(5)

The amounts in this column reflect payments for monthly COBRA premiums for continued health, dental and vision coverage, as well as payments for life insurance premiums for Messrs. John Casella, Coletta and Johnson as of December 31, 2021 and payments for monthly COBRA premiums for continued health and dental coverage for Ms. Sayward and Mr. Heald as of December 31, 2021. For each of Messrs. John Casella, Coletta and Heald and Ms. Sayward, payment of these benefits will continue for a period of one year, and for Mr. Johnson, a period of two years from the date of termination.

(6)

The amount in this column reflects payments for monthly COBRA premiums for continued health, dental and vision coverage for Mr. John Casella’s spouse as of December 31, 2021. Such payments will continue for a period of one year.

CEO Pay Ratio

Following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees. Our Chief Executive Officer’s annual total compensation for fiscal 2021 was $4,233,954, as disclosed in the Summary Compensation Table appearing on page 49. The annual total compensation for our median employee (other than our Chief Executive Officer) for fiscal 2021 was $56,624. Based on the foregoing, we estimate that our Chief Executive Officer’s annual total compensation was approximately 75 times that of the median of the annual total compensation of all other employees.

Since we identified our median employee for 2020, there have been no changes to our employee population or employee compensation arrangements during 2021 that we believe would significantly impact our pay ratio disclosure and require us to identify a new median employee for 2021. However, we determined that it would no longer be appropriate to use the median employee identified in 2020 as the median employee in 2021 because the original median employee is no longer employed by the Company. Accordingly, as permitted by SEC rules, we identified another median employee for 2021 whose compensation is substantially similar to the original median employee based on the compensation measure that we used to select the original median employee in 2020. After identifying such median employee for 2021, we estimated the annual total compensation for that employee by applying the same rules as used for determining total compensation for our Chief Executive

Officer in the Summary Compensation Table. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Director Compensation

We compensate our directors who are not our employees or employees of our subsidiaries. Accordingly, Mr. John Casella, who serves as our Chief Executive Officer, and Mr. Douglas Casella, who serves as President of Casella Waste Management, Inc., our wholly owned subsidiary, do not receive any additional compensation for their service as directors.

The Compensation and Human Capital Committee periodically reviews the compensation of our non-employee directors. We seek to attract exceptional talent to our Board and therefore, our policy is to compensate our directors competitively relative to comparable companies. Our Board believes that it is appropriate for the chairs and members of the committees of our Board to receive additional compensation for their services in those positions.

Cash Compensation

In fiscal 2021, our non-employee directors were entitled to receive cash fees in consideration of their Board service as follows:

• Annual retainer fee for service on our Board	$65,000
• Additional annual retainer fee for service as Audit Committee Chair	$20,000
• Additional annual retainer fee for service as Compensation and Human Capital Committee Chair	$15,000
• Additional annual retainer fee for service as Nominating and ESG Committee Chair	$10,000
• Additional annual retainer fee for service as non-Chair member of Audit Committee	$10,000
• Additional annual retainer fee for service as non-Chair member of Compensation and Human Capital Committee	$7,500
• Additional annual retainer fee for service as non-Chair member of Nominating and ESG Committee	$5,000
• Additional annual retainer fee for service as Lead Director	$37,500

Our non-employee directors are entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending Board meetings and meetings of committees on which he or she serves. Directors who begin their Board service during the year receive a pro-rata portion of the applicable retainer fees.

Equity Compensation

Each new non-employee director receives a grant of shares of restricted Class A common stock on the date of such director’s initial election to our Board having a value on the date of grant of approximately $50,000, which vests in three equal annual installments beginning on the first anniversary of the date of grant. Each incumbent non-employee director receives on the date of each annual meeting of stockholders an RSU award, which vests in full on the first anniversary of the date of grant. Non-employee directors who are initially elected to the Board at any time after the prior year’s annual meeting of stockholders receive a pro-rated annual RSU grant based on the date of their initial election to the Board. In fiscal 2021, each incumbent non-employee director (other than Ms. Kirk, who was initially elected to our Board after the 2020 Annual Meeting of Stockholders) received on the date of the 2021 Annual Meeting of Stockholders, an award consisting of the number of RSUs having a value on the date of grant of approximately $120,000. Ms. Kirk received on the date of the 2021 Annual Meeting of Stockholders a pro-rated award consisting of the number of RSUs having a value on the date of grant of approximately $101,500.

The following table provides compensation information for fiscal 2021 for each of our non-employee directors.

Non-Employee Director Compensation for Fiscal 2021

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2) (3)	Total ($)

Michael L. Battles	76,250	119,941	196,191

Michael K. Burke	90,000	119,941	209,941

James F. Callahan, Jr. (4).	36,264	119,941	156,205

Joseph G. Doody	102,500	119,941	222,441

Emily Nagle Green	82,500	119,941	202,441

William P. Hulligan	90,000	119,941	209,941

Rose Stuckey Kirk	72,500	101,571	174,071

James E. O’Connor (5)	30,474	—	30,474

Gary Sova (6)	40,797	49,956	90,753

(1)

Excludes Mr. John Casella, our Chief Executive Officer and Chairman of our Board, who does not receive compensation for his services as director and whose compensation as a named executive officer is reported in the Summary Compensation Table above, and Mr. Douglas Casella, the Vice Chairman of our Board and President of Casella Waste Management, Inc., our wholly owned subsidiary, who does not receive compensation for his services as director.

(2)

Amounts shown in this column for all non-employee directors other than Mr. Sova reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of RSUs granted in fiscal 2021 under our 2016 Incentive Plan for service on our Board. RSUs were granted at the fair market value as of the date of the grant, based upon the last reported sale price of our Class A common stock on the Nasdaq Stock Market. The RSUs vest in full on the first anniversary of the date of grant. The individual RSU awards reflected in the compensation table above are summarized below. The amount shown in this column for Mr. Sova reflects the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of a restricted stock award granted in fiscal 2021 in connection with Mr. Sova’s initial election to the Board. The restricted stock award was granted at the fair market value as of the date of grant, based upon the last reported sale price of our Class A common stock on the Nasdaq Stock Market. The restricted stock award vests in equal annual installments over a three-year period beginning on the first anniversary of the date of grant. The restricted stock award reflected in the compensation table is summarized below.

Name	Grant Date	Number of RSUs Granted in Fiscal 2021 (#)	Number of Shares of Restricted Stock Granted in Fiscal 2021 (#)	Grant Date Fair Value of Awards Granted in Fiscal 2021 ($)

Michael L. Battles	6/2/2021	1,802	—	119,941

Michael K. Burke	6/2/2021	1,802	—	119,941

James F. Callahan, Jr.	6/2/2021	1,802	—	119,941

Joseph G. Doody	6/2/2021	1,802	—	119,941

William P. Hulligan	6/2/2021	1,802	—	119,941

Rose Stuckey Kirk	6/2/2021	1,526	—	101,571

Emily Nagle Green	6/2/2021	1,802	—	119,941

Gary Sova	6/15/2021	—	756	49,956

(3)	As of December 31, 2021, our non-employee directors held the following aggregate number of unvested shares of restricted stock and unvested RSUs as of such date:

Name	Number of Unvested Shares of Restricted Stock (#)	Number of Unvested RSUs (#)

Michael L. Battles	360	1,802

Michael K. Burke	—	1,802

Joseph G. Doody	—	1,802

William P. Hulligan	—	1,802

Rose Stuckey Kirk	601	1,526

Emily Nagle Green	—	1,802

Gary Sova	756	—

(4)	Mr. Callahan retired from the Board effective June 14, 2021.

(5)	Mr. O’Connor retired from the Board on June 2, 2021, when his term ended at the 2021 Annual Meeting of Stockholders.

(6)	Mr. Sova joined the Board effective June 15, 2021.

We have entered into or engaged in certain transactions with our directors or affiliates of our directors. See “Corporate Governance – Certain Relationships and Related Person Transactions.”

Director Stock Ownership Guidelines

Our Board believes that each non-employee director should acquire and hold shares of our stock in an amount that is meaningful and appropriate to such director. Accordingly, our Board adopted stock ownership guidelines that require each non-employee director to attain a share ownership level of our Class A common stock having a value equal to three times the amount of the annual retainer fee paid to non-employee directors for service on our Board. Each non-employee director is required to attain such ownership levels by the third annual meeting of stockholders following the first annual meeting of stockholders at which such non-employee director is elected to our Board. As of March 1, 2022, each of our non-employee directors was in compliance with the stock ownership guidelines.

OWNERSHIP OF OUR COMMON STOCK

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our capital voting stock as of March 31, 2022 (unless otherwise specified) by (a) each person or entity known by us to beneficially own more than 5% of any class of our common stock, (b) our directors and director nominees, (c) our named executive officers and (d) our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Shares of Class A common stock that an individual or entity has a right to acquire within 60 days after March 31, 2022 (unless otherwise specified), including pursuant to options to purchase Class A common stock, Class B common stock convertible into Class A common stock and restricted stock unit awards subject to vesting, are included in the number of shares of Class A common stock beneficially owned by the person or entity and are deemed outstanding for purposes of computing the percentage of beneficial ownership owned by the person or entity, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity. Each share of Class B common stock is convertible at the discretion of the holder thereof into one share of Class A common stock. As of March 31, 2022, a total of 50,650,231 shares of Class A common stock were outstanding and a total of 988,200 shares of Class B common stock were outstanding. Except as otherwise indicated by footnote, we believe that the persons named in this table, based on information provided by these persons, have sole voting and investment power with respect to the securities indicated. Unless otherwise indicated, the address of each beneficial owner listed in the table is care of Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701.

	Class A Common Stock		Class B Common Stock		Combined Voting Percentage (1)
Name of Beneficial Owner	# of Shares	% of Class	# of Shares	% of Class
5% Stockholders

The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	4,629,147	9.14%	—	—	7.65%

Conestoga Capital Advisors LLC (3) 550 E. Swedesford Rd., Ste 120 Wayne, PA 19087	3,682,168	7.27%	—	—	6.08%

BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10055	3,231,661	6.38%	—	—	5.34%

EARNEST Partners, LLC (5) 1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309	3,062,434	6.05%	—	—	5.06%

Executive Officers and Directors

John W. Casella (6)	542,843	1.06%	494,100	50.0%	8.24%

Edmond R. Coletta	152,560	*	—	—	*

Edwin D. Johnson (7)	129,684	*	—	—	*

	Class A Common Stock		Class B Common Stock		Combined Voting Percentage (1)
Name of Beneficial Owner	# of Shares	% of Class	# of Shares	% of Class

Shelley E. Sayward	11,375	*	—	—	*

Christopher B. Heald (8)	37,765	*	—	—	*

Michael L. Battles	1,080	*	—	—	*

Michael K. Burke	20,997	*	—	—	*

Douglas R. Casella (9)	718,088	1.40%	494,100	50.0%	8.53%

Joseph Doody	3,500	*	—	—	*

William P. Hulligan (10)	13,952	*	—	—	*

Rose Stuckey Kirk	902	*	—	—	*

Emily Nagle Green	23,713	*	—	—	*

Gary Sova	856	*	—	—	*

Executive officers and directors as a group (13 people)	1,619,550	3.13%	988,200	100.0%	17.35%

*	Represents less than 1% of the outstanding shares of the respective class of our voting stock and/or less than 1% of total ownership of equity securities.

(1)

This column represents voting power rather than percentage of equity interest as each share of Class A common stock is entitled to one vote, while each share of Class B common stock is entitled to ten votes. Combined, the Class A common stock (50,650,231) and the Class B common stock (9,882,000 votes) entitle their holders to an aggregate of 60,532,231 votes as of March 31, 2022. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

(2)

We obtained information regarding beneficial ownership of these shares solely from Amendment No. 1 to Schedule 13G that was filed with the SEC by The Vanguard Group on February 9, 2022. The Vanguard Group reports shared voting power with respect to 89,263 shares, sole dispositive power with respect to 4,495,860 shares and shared dispositive power with respect to 133,287 shares.

(3)

We obtained information regarding beneficial ownership of these shares solely from Amendment No. 1 to Schedule 13G that was filed with the SEC by Conestoga Capital Advisors LLC (“Conestoga Capital”) on January 10, 2022. Conestoga Capital reports sole voting power with respect to 3,539,362 shares and sole dispositive power with respect to 3,682,168 shares.

(4)

We obtained information regarding beneficial ownership of these shares solely from Amendment No. 11 to Schedule 13G that was filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 1, 2022. BlackRock reports sole voting power with respect to 3,177,608 shares and sole dispositive power with respect to 3,231,661 shares.

(5)

We obtained information regarding beneficial ownership of these shares solely from Amendment No. 5 to Schedule 13G that was filed with the SEC by EARNEST Partners, LLC on February 11, 2022. EARNEST Partners, LLC reports sole voting power with respect to 2,034,032 shares and sole dispositive power with respect to 3,062,434 shares.

(6)

Consists of (a) 19,385 shares of Class A common stock, (b) 28,664 shares of Class A common stock issuable to Mr. John Casella pursuant to stock options exercisable within 60 days of March 31, 2022, (c) 694 shares of Class A common stock held by Mr. John Casella’s spouse and (d) 494,100 shares of Class A common stock issuable at any time at the discretion of the holder upon the conversion of Class B common stock on a one-for-one basis.

(7)	Consists of (a) 111,223 shares of Class A common stock and (b) 18,461 shares of Class A common stock issuable to Mr. Johnson pursuant to stock options exercisable within 60 days of March 31, 2022.

(8)

Effective March 31, 2022, Mr. Heald retired from his position as Vice President of Finance and Chief Accounting Officer, and transitioned into the role of Finance Advisor, effective as of April 1, 2022.

(9)

Consists of (a) 223,988 shares of Class A common stock and (b) 494,100 shares of Class A common stock issuable at any time at the discretion of the holder upon the conversion of Class B common stock on a one-for-one basis.

(10)	Consists of 13,952 shares of Class A common stock held by the William P. Hulligan Revocable Trust, of which Mr. Hulligan is trustee.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Second Amended and Restated Certificate of Incorporation provides for a classified Board. Our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of service of each class of directors is staggered so that the term of one class expires at each annual meeting of stockholders. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

Our Board currently consists of nine members, divided into three classes as follows:

•	Class I is comprised of Michael K. Burke, Douglas R. Casella and Gary Sova, each with a term ending at the 2022 Annual Meeting;

•	Class II is comprised of Michael L. Battles, Joseph G. Doody and Emily Nagle Green, each with a term ending at the 2023 Annual Meeting of Stockholders; and

•	Class III is comprised of John W. Casella, William P. Hulligan and Rose Stuckey Kirk, each with a term ending at the 2024 Annual Meeting of Stockholders.

Messrs. Burke, Douglas Casella and Sova are current Class I directors whose terms expire at the 2022 Annual Meeting. Mr. Sova was elected to the Board as a Class I director effective June 15, 2021. Messrs. Burke, Douglas Casella and Sova are each nominated for re-election as a Class I director, each to serve for a term ending at the 2025 Annual Meeting of Stockholders and until his respective successor has been duly elected and qualified. Each of our three (3) director nominees was recommended by the Nominating and ESG Committee to the Board, which unanimously approved their nomination. The recommendations of our Board are based on its carefully considered judgment and the Board’s belief that the experience, record and qualifications of each of its nominees make them the best candidates to serve on the Board.

The affirmative vote of the holders of shares representing a plurality of the votes cast by the holders of shares of Class A common stock and Class B common stock, voting together as a class, in person or by proxy, at the 2022 Annual Meeting is required to elect each nominee as a director. A withhold vote for a director nominee and broker non-votes, if any, will be counted as present for purposes of determining the presence of a quorum at the meeting but will not counted as a vote cast. Banks, brokers and other nominees holding shares in “street name” are not entitled to vote on the proposal unless instructed by the beneficial owner.

We have adopted a majority vote resignation policy, pursuant to which, in an uncontested election of directors, any nominee who is an incumbent director and who does not receive more votes “for” his or her election than votes “withheld” from his or her election will be required to offer his or her resignation to our Board. In such an event, our Board, acting upon the recommendation of the Nominating and ESG Committee or other committee of independent directors, will take action with respect to the offered recommendation, which could range from accepting the resignation, maintaining the director but addressing what the committee believes to be the underlying cause of the “withheld” votes, or resolving that the director will not be re-nominated in the future for election, to rejecting the resignation. Following the Board’s determination, the Company will promptly publicly disclose the Board’s decision of whether or not to accept the resignation offer and an explanation of how the decision was reached. The election of directors at the 2022 Annual Meeting will be uncontested. Accordingly, the majority vote resignation policy would apply at the 2022 Annual Meeting.

Unless contrary instructions are provided on the proxy card, the persons named as proxies will, upon receipt of a properly executed proxy, vote for the election of Messrs. Burke, Douglas Casella and Sova as Class I directors for a term expiring at the 2025 Annual Meeting of Stockholders, each such nominee to hold office until his respective successor has been duly elected and qualified. Each of the nominees has consented to being named in this proxy statement and to serve on our Board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board. We do not contemplate that any of the nominees will be unable to serve if elected.

BOARD RECOMMENDATION

Our Board unanimously recommends a vote “FOR” the election of Michael K. Burke, Douglas R. Casella and Gary Sova as Class I directors.

PROPOSAL 2 — ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS

We are providing our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Section 14A of the Exchange Act also requires us to submit a non-binding, advisory resolution to stockholders at least once every six years to determine whether advisory votes on executive compensation paid to our named executive officers should be held every one, two or three years. At the 2017 Annual Meeting of Stockholders, stockholders approved, on an advisory basis, an annual advisory vote on the compensation of our named executive officers. In accordance with the results of this vote, the Board determined to implement an advisory vote on the compensation of our named executive officers every year.

We encourage stockholders to read the “Executive Compensation” section of this proxy statement beginning with the “Compensation Discussion and Analysis” on page 35, which describes in detail our executive compensation programs and the decisions made by the Compensation and Human Capital Committee and our Board with respect to fiscal 2021.

As we describe in the “Compensation Discussion and Analysis,” we maintain an executive compensation program that is designed to deliver competitive total compensation linked to the achievement of performance objectives and to attract, motivate and retain qualified and talented executives, who are critical to our success, motivating them to achieve our business goals and rewarding them for superior short- and long-term performance. The goal of the Compensation and Human Capital Committee is to ensure that our executive compensation program is aligned with the interests of our stockholders and our business goals in order to attain our ultimate objective of increasing stockholder value. We believe that, consistent with these goals, the total compensation paid to each of our named executive officers is fair, reasonable and competitive. Further, we believe our program does not encourage excessive risk-taking by management. Annual compensation decisions for executive officers are made by our Compensation and Human Capital Committee based on the achievement of specified performance goals as described under “Compensation Discussion and Analysis.”

Our Board is asking stockholders to approve an advisory vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Casella Waste Systems, Inc., as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement of Casella Waste Systems, Inc., is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by us or our Board (or any committee thereof), create or imply any change to our fiduciary duties or those of our Board (or any committee thereof), or create or imply any additional fiduciary duties for us or our Board (or any committee thereof). However, the Compensation and Human Capital Committee and our Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Unless otherwise indicated on your proxy, your shares will be voted “FOR” the approval of the compensation of our named executive officers. If your shares are held by your bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee cannot vote your shares on Proposal 2.

BOARD RECOMMENDATION

Our Board unanimously recommends that you vote to approve the compensation of our named executive officers by voting “FOR” Proposal 2.

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Our Audit Committee appointed RSM US LLP, an independent registered public accounting firm, to audit our books, records and accounts for the fiscal year ending December 31, 2022. The appointment of RSM US LLP is being presented to the stockholders for ratification at the 2022 Annual Meeting.

RSM US LLP has no direct or indirect material financial interest in the Company or its subsidiaries. Representatives of RSM US LLP are expected to attend the virtual 2022 Annual Meeting and will be given the opportunity to make a statement on their firm’s behalf if they so desire. The representatives also will be available to respond to appropriate questions.

RSM US LLP served as our independent auditors for fiscal 2021 and fiscal 2020. A summary of the fees billed for services rendered by RSM US LLP in fiscal 2021 and fiscal 2020 is set forth in the table below.

	Period	Audit Fees (1)	Audit Related Fees (2)	Tax Fees (3)	All Other Fees	Total Fees
RSM US LLP	Fiscal 2021	$1,283,024	$23,690	$—	$—	$1,306,714
RSM US LLP	Fiscal 2020	$1,318,915	$25,490	$3,750	$—	$1,348,155

(1)

Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. This amount includes reimbursement of out of pocket costs in fiscal 2021 of $8,914.

(2)	Audit related fees consist of fees billed for the audit of our 401(k) benefit plan.

(3)	Tax fees consist of fees billed for general tax consultation.

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditors. This policy generally provides that we will not engage an independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee.

The Audit Committee pre-approved 100% of the audit and non-audit services performed by our independent auditors in fiscal 2021 and fiscal 2020. No services were approved pursuant to the de minimis exception to the Audit Committee pre-approval requirements.

Unless otherwise indicated on your proxy, your shares will be voted “FOR” the ratification of the appointment of RSM US LLP as our independent auditors for the fiscal year ending December 31, 2022. Although we are not required to submit the appointment to a vote of the stockholders, our Board believes it is appropriate as a matter of good corporate governance to request that the stockholders ratify the appointment of RSM US LLP as our independent auditors. If our stockholders do not ratify this appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain RSM US LLP or appoint another independent registered public accounting firm. Even if the appointment is ratified, our Board and the Audit Committee, in their discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

BOARD RECOMMENDATION

Our Board unanimously recommends that you vote to approve the ratification of the appointment of RSM US LLP as our independent auditors for the fiscal year ending December 31, 2022 by voting “FOR” Proposal 3.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2023 ANNUAL MEETING OF

STOCKHOLDERS

Pursuant to Rule 14a-8 of the Exchange Act, any proposal that a stockholder intends to present at the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”), for inclusion in the proxy statement for the 2023 Annual Meeting, must be submitted to the attention of the Corporate Secretary at our offices, 25 Greens Hill Lane, Rutland, Vermont 05701 no later than December 19, 2022. In order to avoid controversy, stockholders should submit proposals by means (including electronic) that permit them to prove the date of delivery.

In addition, our By-Laws require that we be given advance written notice for nominations for election to our Board and of other business that stockholders wish to present for consideration at an annual meeting of stockholders (other than those proposals of business intended to be included in our proxy statement in accordance with Rule 14a-8 under the Exchange Act). The required notice must be delivered by the stockholder and received by our Corporate Secretary at our principal offices and must otherwise meet the requirements set forth in our By-Laws. The required notice must be made in writing and delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary at our principal offices, and received by March 4, 2023, but not before February 2, 2023, which is not less than 90 days nor more than 120 days prior to the anniversary date of the 2022 Annual Meeting. However, in the event that the 2023 Annual Meeting is scheduled to be held on a date before May 13, 2023, or after August 1, 2023, which are dates 20 days before or 60 days after the anniversary date of the 2022 Annual Meeting, then such advance notice must be received by us not earlier than the 120th day prior to the 2023 Annual Meeting and not later than the close of business on the later of (1) the 90th day prior to the 2023 Annual Meeting and (2) the 10th day following the day on which notice of the date of the 2023 Annual Meeting is mailed or public disclosure of the date of the 2023 Annual Meeting is made, whichever first occurs.

If a stockholder who wishes to present a proposal before the 2023 Annual Meeting outside of Rule 14a-8 of the Exchange Act fails to notify us by the required date, the proxies that our Board solicits for the 2023 Annual Meeting will confer discretionary authority on the person named in the proxy to vote on the stockholder’s proposal if it is properly brought before that meeting subject to compliance with Rule 14a-4(c) of the Exchange Act. If a stockholder makes timely notification, the proxies may still confer discretionary authority to the person named in the proxy under circumstances consistent with the SEC’s proxy rules, including Rule 14a-4(c) of the Exchange Act.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: Investor Relations, Casella Waste Systems, Inc., 25 Greens Hill Lane, Rutland, Vermont 05701, 1-802-775-0325. If you would like to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holders, or you may contact us at the above address and phone number.

Our 2021 Annual Report is available at www.casella.com under the heading entitled “Investor Relations.” Stockholders may request a copy of our Annual Report on Form 10-K for fiscal 2021 filed with the SEC (without exhibits) free of charge upon written request to: Casella Waste Systems, Inc., Attn: Investor Relations, 25 Greens Hill Lane, Rutland, VT 05701.

OTHER MATTERS

Our Board knows of no other business which will be presented for consideration at the 2022 Annual Meeting other than that described above. However, if any other business should come before the 2022 Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

APPENDIX A

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

Non-GAAP Performance Measures

In addition to disclosing financial results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), we also present non-GAAP performance measures such as Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Income and Adjusted Operating Income Margin that provide an understanding of our operational performance because we consider them important supplemental measures of our performance that are frequently used by securities analysts, investors and other interested parties in the evaluation of our results. We also believe that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses these non-GAAP performance measures to further understand its “core operating performance” and believes our “core operating performance” is helpful in understanding our ongoing performance in the ordinary course of operations. We believe that providing such non-GAAP performance measures to investors, in addition to corresponding income statement measures, affords investors the benefit of viewing our performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and our results of operations has performed. Adjusted EBITDA and Adjusted Operating Income are also used as compensation performance measures, as further discussed in “Compensation Discussion and Analysis”. The table below sets forth such performance measures on an adjusted basis to exclude such items (dollars in thousands):

	12 months ended Dec. 31, 2018	12 months ended Dec. 31, 2019	12 months ended Dec. 31, 2020	12 months ended Dec. 31, 2021
Revenues	$660,660	$743,290	$774,584	$889,211
Net income	$6,420	$31,653	$91,106	$41,100
(Benefit) provision for income taxes	(384)	(1,874)	(52,804)	16,946
Other income	(745)	(1,439)	(1,073)	(1,313)
Impairment of investments	1,069	—	—	—
Loss on debt extinguishment	7,352	—	—	—
Interest expense, net	26,021	24,735	22,068	20,927
Southbridge Landfill closure charge, net	8,054	2,709	4,587	496
Expense from acquisition activities and other items	1,872	2,687	1,862	5,304
Environmental remediation charge	—	—	—	924
Development project charge	311	—	—	—
Contract settlement charge	2,100	—	—	—
Withdrawal costs—multiemployer pension plan	—	3,591	—	—
Depreciation and amortization	70,508	79,790	90,782	103,590
Depletion of landfill operating lease obligations	9,724	7,711	7,781	8,265
Interest accretion on landfill and environmental remediation liabilities	5,708	6,976	7,090	7,324

Adjusted EBITDA	$138,010	$156,539	$171,399	$203,563

Depreciation and amortization	(70,508)	(79,790)	(90,782)	(103,590)
Depletion of landfill operating lease obligations	(9,724)	(7,711)	(7,781)	(8,265)
Interest accretion on landfill and environmental remediation liabilities	(5,708)	(6,976)	(7,090)	(7,324)

Adjusted Operating Income	$52,070	$62,062	$65,746	$84,384

Net Income Margin (%)	1.0%	4.3%	11.8%	4.6%
Adjusted EBITDA Margin (%)	20.9%	21.1%	22.1%	22.9%
Adjusted Operating Income Margin (%)	7.9%	8.3%	8.5%	9.5%

Net Income Margin is calculated by dividing Net income by revenues. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenues. Adjusted Operating Income Margin is calculated by dividing Adjusted Operating Income by revenues.

Non-GAAP Liquidity Measures

In addition to disclosing financial results prepared in accordance with GAAP, we also present non-GAAP liquidity measures such as Adjusted Free Cash Flow that provide an understanding of our liquidity because we consider them important supplemental measures of its liquidity that are frequently used by securities analysts, investors and other interested parties in the evaluation of cash flow generation from our core operations that are then available to be deployed for strategic acquisitions, growth investments, development projects, unusual landfill closures, site improvement and remediation, and strengthening our balance sheet through paying down debt. We also believe that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses non-GAAP liquidity measures to understand our cash flows provided by operating activities after certain expenditures and believes that this measure demonstrates our to execute on our strategic initiatives. We believe that providing such non-GAAP liquidity measures to investors, in addition to corresponding cash flow statement measures, affords investors the benefit of viewing our liquidity using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and cash flow generation has performed. Adjusted Free Cash Flow is also used as a compensation performance measure, as further discussed in “Compensation Discussion and Analysis”. The table below sets forth this liquidity measure on an adjusted basis to exclude such items (dollars in thousands):

	12 months ended Dec. 31, 2018	12 months ended Dec. 31, 2019	12 months ended Dec. 31, 2020	12 months ended Dec. 31, 2021
Net cash provided by operating activities (i)	$120,834	$116,829	$139,922	$182,737
Capital expenditures	(73,232)	(103,165)	(108,108)	(123,295)
Payments on landfill operating lease contracts (i)	(7,415)	—	—	—
Proceeds from sale of property and equipment	870	750	533	788
Proceeds from property insurance settlement	992	332	—	—
Southbridge Landfill closure and Potsdam environmental remediation (ii)	(2,827)	15,445	8,906	6,274
Contract settlement costs (iii)	2,100	—	—	—
Cash outlays from acquisition activities and other items (iv)	1,329	2,622	1,307	4,988
Waste USA Landfill phase VI capital expenditures (v)	—	4,873	10,573	13,325
Post acquisition and development project capital expenditures (vi)	4,402	17,782	16,014	10,515

Adjusted Free Cash Flow	$47,053	$55,468	$69,147	$95,332

(i)

Effective January 1, 2019, as a part of implementing ASC Topic 842, Leases, cash payments on landfill operating lease contracts, which historically were capitalized as property, plant and equipment and presented in the consolidated statements of cash flows as cash outflows from investing activities, are classified as cash flows from operating activities that reduce net cash provided by operating activities.

(ii)

Southbridge Landfill closure and Potsdam environmental remediation are cash outlays (and inflows) associated with the unplanned closure of the Town of Southbridge, Massachusetts landfill (“Southbridge Landfill”) and the Company’s portion of costs associated with environmental remediation at the Company’s Potsdam, New York scrap yard which are added back when calculating Adjusted Free Cash Flow due to their non-recurring nature and the significance of the related cash flows. The Company initiated the unplanned closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 and expects to incur cash outlays through completion of the closure and environmental remediation process. The Potsdam site was deemed a Superfund site in 2000 and is not associated with current operations.

(iii)	Includes a contract settlement cash outlay associated with exiting a contract.

(iv)

Cash outlays from acquisition activities and other items are cash outlays for transaction and integration costs relating to specific acquisition transactions and include legal, environmental, valuation and consulting as well as asset, workforce and system integration costs as part of the Company’s strategic growth initiative and other items.

(v)

Waste USA Landfill phase VI capital expenditures related to the Company’s landfill in Coventry, Vermont (“Waste USA Landfill”) phase VI construction and development that are added back when calculating Adjusted Free Cash Flow due to the specific nature of this investment in the development of long-term infrastructure which is different from landfill construction investments in the normal course of operations. This investment at the Waste USA Landfill is unique because the Company is investing in long-term infrastructure over an estimated four year period that will not yield a positive economic benefit until 2023 and extending over approximately 20 years.

(vi)

Post acquisition and development project capital expenditures are (x) acquisition related capital expenditures that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision; and (y) non-routine development investments that are expected to provide long-term returns. Acquisition related capital expenditures include the following costs required to achieve initial operating synergies: trucks, equipment and machinery; and facilities, land, IT infrastructure or related upgrades to integrate operations.

Non-GAAP financial measures are not in accordance with or an alternative for GAAP. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Income, Adjusted Operating Income Margin and Adjusted Free Cash Flow should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Income, Adjusted Operating Income Margin and Adjusted Free Cash Flow presented by other companies.

casella vote waste systems, inc. Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Before the meeting vote at www.investorvote.com/CWST or scan the QR code – login details are located in the shaded bar below. During the meeting vote at www.meetnow.global/M5JNLGU Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CWST Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2022 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. To elect the following nominees as Class I directors of the Company to serve until the 2025 Annual Meeting of Stockholders: 01- Michael K. Burke For Withhold 02 - Douglas R. Casella For Withhold 03 - Gary Sova For Withhold 2. To approve, in an advisory “say-on-pay” vote, the compensation of the Company’s named executive officers. For Against Abstain 3. To ratify the appointment of RSM US LLP as the Company’s independent auditors for the fiscal year ending December 31, 2022. For Against Abstain B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. 32A V 03LQ5B

The 2022 Annual Meeting of Stockholders of Casella Waste Systems, Inc. will be held on Thursday, June 2, 2022, 10:00 a.m. Eastern Time, virtually via the internet at www.meetnow.global/M5JNLGU. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.casella.com/2022AnnualMeeting Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CWST IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. CASELLA WASTE SYSTEMS, INC. 2022 ANNUAL MEETING OF STOCKHOLDERS THURSDAY, JUNE 2, 2022 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CASELLA WASTE SYSTEMS, INC. The undersigned, having received notice of the 2022 Annual Meeting of Stockholders and the proxy statement therefor and revoking all prior proxies, hereby appoints John W. Casella and Shelley Sayward (each with full power of substitution), as proxies of the undersigned, to attend the 2022 Annual Meeting of Stockholders of Casella Waste Systems, Inc. (the “Company”), to be held on Thursday, June 2, 2022 at 10:00 a.m. Eastern Time, and any adjournment, postponement, continuation or rescheduling thereof, and there to vote and act, as indicated, upon the matters on the reverse side in respect of all shares of Class A common stock and Class B common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present. Attendance of the undersigned at the 2022 Annual Meeting of Stockholders or at any adjournment, postponement, continuation or rescheduling thereof will not be deemed to revoke this proxy unless the undersigned votes said shares of common stock electronically during the meeting. If the undersigned hold(s) any such shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually. THE SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL SPECIFIED HEREIN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THEIR DISCRETION. IF YOU HAVE NOT VOTED VIA TELEPHONE OR INTERNET, PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE. Non-Voting Items Change of Address – Please print new address below.